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As filed with the Securities and Exchange Commission on August 23, 2002.

Registration No. 333-            .

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORNERSTONE INCOME FUND, INC.
(Exact name of registrant as specified in governing instruments)

Maryland (State or other jurisdiction of incorporation or organization)	10 N. Post Street, Suite 325 Spokane, Washington 99201 (509) 444-7700	Applied for (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David L. Guthrie, Chief Executive Officer
Cornerstone Income Fund, Inc.
10 N. Post Street, Suite 325
Spokane, Washington 99201
(509) 444-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Michael J. Zieg, Esq.
Kutak Rock LLP
717 Seventeenth Street, Suite 2900
Denver, Colorado 80202
(303) 297-2400

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock(2)	10,000,000 Shares	$20	$200,000,000	$18,400

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a).
(2)
The number of shares being registered includes shares offered under the registrant's dividend reinvestment plan.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until this registration statement shall become effective on such date as the commission acting pursuant to said section 8(a) may determine.

Subject to completion dated August 23, 2002

PROSPECTUS

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

A minimum of 250,000 and up to 10,000,000 Shares of Common Stock

CORNERSTONE INCOME FUND, INC.

        We are offering and selling to the public a minimum of 250,000 and up to a maximum of 10,000,000 shares of our common stock for $20.00 per share. This offering includes shares to be issued under our dividend reinvestment plan.

	Per Share	Total Minimum	Total Maximum(1)
Public offering price	$20.00	$5,000,000	$200,000,000
Selling commissions	$0.70	$175,000	$7,000,000
Proceeds, before expenses, to us	$19.30	$4,825,000	$193,000,000

(1)
Includes shares to be purchased under our dividend reinvestment plan.

        There are restrictions on the transferability of the shares. For a description of these restrictions, see the section entitled "DESCRIPTION OF CAPITAL STOCK – Transfer of Shares" in this prospectus.

        There is no trading market for the shares and we do not expect an active market to develop in the near future.

See "Risk Factors" beginning on page 5 for a discussion of factors you should consider relating to our company and the shares.

        Shares will be sold by                          on a best efforts basis.

        You must purchase at least 100 shares for $2,000. Some states may require higher minimum purchases. Initially, your money will be placed in an escrow account with U.S. Bank. The escrow will end on the earlier of our sale of a minimum of 250,000 shares to non-affiliates or March 31, 2003. If we do not sell 250,000 shares to non-affiliates and receive gross proceeds of $5,000,000 on or before March 31, 2003, U.S. Bank will promptly return your entire subscription amount with interest. If we sell the minimum on or before March 31, 2003, we will continue to sell up to 10,000,000 shares on a continuous best efforts basis.

        We will not sell any shares under this prospectus after             , 2003.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The use of forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

The date of this prospectus is                         , 2002.

NOTICE TO CALIFORNIA RESIDENTS

        Any certificates representing shares resulting from any offers or sales of shares to California residents will bear the following legend restricting transfer:

        It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefore, without the prior written consent of the Commissioner of Corporations of the State of California, except as permitted in the Commissioner's rules.

        A copy of the applicable rule of the California Commissioner of Corporations will be furnished to each California investor on request.

SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. Before you invest, you should read this entire prospectus carefully, including the section entitled "Risk Factors." Unless the context indicates otherwise, the terms "our," "us," and "we" refer to Cornerstone Income Fund, Inc.

Cornerstone Income Fund, Inc.

        We were formed on August 19, 2002 as a Maryland corporation. We are a self-administered real estate investment trust, or REIT. Our offices are located at 10 N. Post Street, Suite 325, Spokane, Washington 99201, and our telephone number is (509) 444-7700.

Our REIT Status

        As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Investment Policies

        We will invest in mortgage loans where the collateral is real property located throughout the United States. There may be commercial or residential buildings on the real property, but our collateral may also consist of real property with buildings under construction or no physical structures at all. We will select the loans based on our lending policies and may obtain loans from un-affiliated mortgage brokers. We believe our loans will be attractive to borrowers because of the expediency of our loan approval and funding process, which typically takes 10 to 30 days. We do not intend to own real property. However, we may own real property if we foreclose on a defaulted loan.

        We expect to obtain a line of credit from an un-affiliated bank or financial institution which we currently intend to use to expand our lending capacity, operate and develop for resale properties on which we have foreclosed and for other general business purposes. Our total indebtedness under the line of credit will not exceed 70% of the fair market value of the outstanding mortgage loans in our loan portfolio.

        You will not receive any dividends on your shares before we invest proceeds of this offering in mortgage loans and receive interest payments on those loans. We intend to invest proceeds from this offering as soon as practicable; however, we can not accurately predict when we will invest the proceeds and have funds available to pay dividends. We expect that the maximum period of time before paying dividends will be approximately three months after release of the subscription escrow by U.S. Bank.

Return on Investment

        Our mortgage loans will generate monthly payments of interest, which we intend to pay to you as dividends on your shares. After investment of the offering proceeds, we expect to pay dividends monthly in cash or, at your election, additional shares of our common stock through our dividend reinvestment plan. On an annual basis, we intend to distribute at least 90% of our taxable income as dividends to our stockholders, which does not necessarily equal net income as calculated in accordance with generally accepted accounting principals.

        We will receive proceeds from the repayment of principal or the prepayment of a mortgage loan, or proceeds of a foreclosure sale. We may or may not distribute these proceeds as cash dividends.

The Offering

The Offering	We are offering for sale a minimum of 250,000 shares and up to 10,000,000 shares of our common stock at $20.00 per share. These shares include shares to be issued under our dividend reinvestment plan. The minimum initial purchase is 100 shares for $2,000 per investor, except to the extent that state suitability standards otherwise require.
Shares	Shares will be issued in book-entry form only. We will not issue share certificates. If you wish to transfer your shares, you must send a written request to our transfer agent, .
Estimated Use of Proceeds	We anticipate that we will invest approximately 97% of the net proceeds of this offering in mortgage loans. We will use approximately 3% of the net offering proceeds as a working capital reserve.
Tax Considerations
In the opinion of our tax counsel, we will be treated as a REIT for federal income tax purposes. You should consult your own tax advisor regarding personal tax consequences that might be associated with your investment in the shares.
Suitability	To purchase shares, you must have either:
• A net worth, exclusive of home, home furnishings and automobiles, of at least $45,000 and a minimum annual gross income of at least $45,000; or
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A minimum net worth of at least $150,000. As described more fully under "INVESTOR SUITABILITY STANDARDS," a significant number of states have more stringent requirements than those listed above. In addition, you will have to make additional representations to us before we determine that the investment is suitable for you.
Dividend Reinvestment Plan
You may elect to reinvest cash dividends that we distribute to stockholders when you return your subscription agreement or at a later date. If you elect to participate in our dividend reinvestment plan, you will be taxed on the dividends even though you will not receive any cash. We may end the dividend reinvestment plan at any time.
Risk Factors	An investment in the shares involves a high degree of risk. You should review the section entitled "RISK FACTORS" carefully before you make your investment decision.

RISK FACTORS

        Investing in the shares involves a high degree of risk. You should carefully consider the following risks and other information in this prospectus before purchasing our shares.

Investment Risks

We have no operating history for you to evaluate.

        We were organized in August 2002. We currently have no external sources of financing and are relying on capital raised in this offering. We have no significant assets. We will only begin operations after we sell 250,000 shares to non-affiliates and receive $5,000,000 in gross proceeds. As a result, we have no operating history for you to evaluate to determine the likelihood of our achieving our investment objectives.

The shares lack liquidity and marketability.

        There is no public trading market for the shares, and we do not expect a public market to develop in the near future. As a newly organized company, we do not believe we currently meet the listing standards of any national securities exchange. We currently intend to apply for listing of our common stock for trading on a securities exchange as soon as we meet the applicable listing criteria. If our business plan is not successful, we are unlikely to meet the listing criteria of a securities exchange. Even if we are able to list the shares, an active public trading market for the shares may not develop. The resale of the shares may be restricted by state securities laws. Consequently, you may not be able to sell your shares in a timely manner and you should be prepared to hold your shares for an indefinite period of time.

Our failure to qualify as a REIT would have an adverse affect on the value of our shares.

        We will elect to be taxed as a REIT under the Internal Revenue Code, which entitles us to a deduction for dividends paid to our stockholders when calculating our taxable income. Although we intend to operate so that we will qualify as a REIT, the complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances preclude any guarantee that we will qualify as a REIT in any given year. Our failure to maintain our REIT status would have an adverse effect on us and our stockholders. Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time, which, in addition to the direct effects of those changes might have, could also affect our ability to realize our investment objectives.

The amount raised under this offering may be insufficient to adequately diversify our loan portfolio.

        If we do not adequately diversify our loan portfolio, our performance will be closely tied to the performance of each loan in which we invest. This increases the chance that a default by any single borrower will significantly reduce the amounts available to pay dividends to you. We estimate that we need at least 15 loans to adequately diversify our loan portfolio. We estimate that the average size of our loans will be $2 to 5 million. Therefore, if we do not raise at least $30 to 75 million in this offering, we may be unable to adequately diversify our loan portfolio. In addition, if we only raise $5,000,000, we can only make approximately 5 loans of $1,000,000 each because of regulatory reporting requirements. If we are unable to raise sufficient proceeds to adequately diversify our loan portfolio, our loans will likely be concentrated geographically. The inability to geographically diversify our loan portfolio increases the chance that a decline or adverse economic event in one region or in a particular real estate market will adversely affect our loan portfolio. If we only raise the minimum amount of proceeds, funding loans between $2 and $5 million would be difficult without a participating lender. In that event, it is likely that we will need to find a participating lender to agree to fund a portion of each loan. We may not be able to find suitable participating lenders.

The amount raised in this offering may be insufficient to pay our anticipated administrative expenses.

        We anticipate that we must raise at least $10,000,000 in order for the 3% cash reserve to adequately pay our anticipated administrative expenses. In the event that we do not raise $10,000,000, we may need to reduce the percentage of net offering proceeds invested in mortgage loans below 97% to satisfy required expenses.

Our success depends on our ability to select our loans for investment.

        Our ability to achieve our investment objectives and to pay dividends to you depends on our performance in obtaining, processing, making and brokering loans to invest in and determining the financing arrangements for borrowers. You will have no opportunity to evaluate the financial information or creditworthiness of borrowers, the terms of mortgages, the real property that is our collateral or other economic or financial data concerning our loans. You must rely entirely on our judgment in investing the proceeds of this offering.

We lack experience in some real estate markets, which could harm our business.

        Initially, we intend to invest in mortgage loans throughout the areas where we have experience; specifically Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Texas, Utah, and Washington. Depending on the market and on our performance, we plan to expand our investments throughout the United States. However, we have limited experience outside of the Western United States. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Our limited experience in the Eastern United States real estate markets may impact our ability to make prudent investment decisions. Accordingly, where we deem it necessary, we plan to utilize independent real estate advisors and local legal counsel located in markets where we lack experience for consultation prior to making investment decisions. You will not have an opportunity to evaluate the qualifications of these advisors and these advisors may not render prudent advice to us. If this occurs, it could adversely affect our business.

Our failure to attract and retain key personnel would harm our business.

        Our success depends on the contributions of key personnel, including David Guthrie, John Lloyd, Don Migliuri and William Jenkins, each of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with our activities. We do not currently have employment agreements with any of these individuals. If any of these key employees were to cease employment, our operating results could suffer. Our future success also depends in large part on our ability to hire and retain additional highly skilled managerial, operational and marketing personnel. We may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and who also have contacts in our target markets. The size of our loan portfolio may require us to hire and retain additional financial and accounting personnel to assist in managing our accounting services. Competition for accounting personnel is intense, and we may not be successful in attracting and retaining skilled personnel. If we are unable to attract and retain key personnel, our ability to make prudent investment decisions on our behalf may be impaired.

There will be a delay before cash dividends begin.

        There will be a period of time before we fully invest the net proceeds of this offering. We will attempt to invest the proceeds as quickly as prudence and circumstances permit. We will not pay any dividends until we invest the offering proceeds and begin receiving payments on our investments. Consequently, the dividends you receive on your investment will be limited until we invest the offering proceeds in mortgage loans and begin receiving payments on those mortgage loans.

Any borrowing by us will increase your risk and may reduce the amount we have available to pay dividends.

        Although we do not currently have any credit facilities or other borrowings in place, we anticipate that we will borrow funds to expand our capacity to invest in mortgage loans. We may borrow up to 70% of the fair market value of our outstanding mortgage loans at any time. Any borrowings will require us to carefully manage our cost of funds. We may not be successful in this effort. If we are unable to repay the indebtedness and make the interest payments on our borrowings, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility. Even if we are repaying the indebtedness in a timely manner, interest payments on the borrowed funds may reduce our income and the dividends you receive. We do not currently anticipate entering into hedging transactions to mitigate the effects of changes in interest rates, which increases the chances that a change in interest rates coupled with our borrowings would have an adverse impact on us. Further, the maturities of the loans we make may not match the timing of the payments we are required to make on our borrowings. This potential mismatch of timing of payments could impair our ability to make payments on our obligations when due.

        We may borrow funds from several sources and the terms of any indebtedness we incur may vary. However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on mortgage repayments received by us. As a result, if we do not collect 100% of the amounts due on our investments, the first dollars may go to our lenders and we may incur a loss, which will result in a decrease of the amounts available to pay dividends to you.

Your right to vote is limited and you are bound by majority vote.

        You will not have the ability to exercise control over our daily business affairs and implement changes in our policies. You may vote only in a limited number of specific instances. Except where a greater amount is required by Maryland law, generally a majority of the votes cast at a meeting at which a quorum is present is sufficient to take stockholders action, which will bind all of our stockholders. Some of the matters that we are required to submit to stockholders for their approval include:

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  electing our directors;

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  dissolving our company;

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  approving a merger with or into another company; or

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  approving a sale of all or substantially all of our assets in one or a series of transactions.

The value of your shares may decrease below $20 per share.

        The value of your shares may be less or more than $20.00 per share at any time. The fair market value of your shares in the secondary market will be affected by factors like our operating results, recent sale prices of shares by others and other market conditions.

Risks of the Mortgage Lending Business

Defaults on our mortgage loans will decrease our revenues and your dividends.

        Any failure of our borrowers to repay loans or interest on loans will reduce our revenues and your dividends and the value of your shares. The following factors could affect our exposure to loan defaults.

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  We depend on our real estate collateral to protect us on the loans that we make. We depend on the skill of independent appraisers to value the collateral underlying our loans. However, these appraisers could make mistakes in valuing the collateral, or the value of the collateral may decrease due to subsequent events. If this happens, and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

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  We will invest approximately 15%, and not more than 25%, of our assets in loans to purchase or develop raw, unimproved land. We determine whether to invest in these loans based on the "90-day quick sale value" of the property and the borrower's actual capital investment in the property. The "90-day quick sale value" is the highest price for which the land could actually be sold within the next 90 days, as determined by local real estate brokers and others. We believe that this 90-day period approximates the time required for a foreclosure. These loans are riskier because the property is not capable of generating any income, as compared to a commercial property, and because there is no assurance that we will be able to sell the property within the 90-day period.

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  We may invest about 10% to 25% of our assets in acquisition and development loans. These loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of buildings or structures. This development may include installing utilities, sewers, water pipes and/or streets.

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  We will likely invest 10% to 70% of our assets in construction mortgage loans. These are loans generally made to real estate developers to fund the construction of one or more buildings on real property. These loans are riskier than loans secured by income producing properties because of increased risks during construction, and the fact that the borrower does not receive income from the property to make payments on the loan.

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  We expect to invest approximately 20% to 40% of our assets in commercial property loans. These loans provide necessary funds to allow commercial borrowers to improve or renovate property to increase the net operating income of the property so that it may qualify for institutional refinancing. These loans are riskier because there is no assurance that the commercial borrower will qualify for the refinancing or that the improvements will yield the anticipated increase in value and income.

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  We may invest up to 30% of our assets in bridge loans. These loans provide interim financing for up to 36 months to enable commercial borrowers to qualify for permanent refinancing. These loans are riskier because there is no assurance that the borrower will qualify for the refinancing.

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  We may also invest up to 10% of our assets in second mortgage loans and, in rare instances, wraparound, or all-inclusive, mortgage loans. In a second mortgage loan, our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first mortgage lender. In a wraparound mortgage loan, our rights will be similarly subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by our loan documentation will be the first mortgage loan plus the new funds we invest. We would receive all payments from the borrower and forward to the senior lender its portion of the payments we receive. Because both of these types of loans are subject to the first mortgage lender's right to payment on foreclosure, we incur a greater risk when we invest in each of these types of loans.

    In some cases we may make second mortgage loans that are entitled to receive an equity interest in the development or project being financed. While second mortgage loans with equity participations can generate high yields, they also assume greater risk generally.

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  We anticipate that 90% to 100% of our loans will have "balloon payments." A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance. Loans with balloon payments are riskier than loans with even payments of principal over an extended time period because the borrower's repayment depends on its ability to refinance the loan, sell the property profitably or have a significant amount of cash available when the loan comes due. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, the borrower may not have sufficient resources to make a balloon payment when due.

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  We may invest up to 20% of our assets in loans where the collateral is an interest in a corporation or limited liability company which owns real estate. These loans are riskier because the only rights we will have is to assume the borrower's obligations and we would become the owner of the real property. Owning and developing property requires different skills than lending. Our employees who perform our lending operations may not have the experience necessary to successfully develop or manage real estate we acquire through foreclosures.

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  Our underwriting standards and procedures are more lenient than conventional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of conventional mortgage lenders, which may create additional risks to your return.

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  We approve mortgage loans more quickly than other mortgage lenders. Generally, we will not spend more than 30 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, it is possible that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the collateral. This may increase the likelihood of default by our borrowers which may impair our ability to make timely dividends to you and which may reduce the amount we have available to distribute to you.

Our loans are not guaranteed by any government agency.

        Our loans will not be insured or guaranteed by a federally owned or guaranteed mortgage agency. Consequently, our recourse if there is a default may only be to foreclose on the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute to you.

Our mortgage loans will not be marketable and we do not expect a secondary market to develop.

        We do not expect our mortgage loans will be marketable and we do not expect a highly liquid secondary market to develop for them. As a result, we will generally bear all the risk of our investment until the loans mature. Buyers for real estate secured receivables do exist, but these buyers generally only purchase notes or contracts at a discount to the face amount of the note. If we were forced to sell to one of these buyers, we would likely have to sell the note at a discount, causing us to incur a loss on the sale. This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our investors. The inability to sell loans in the secondary market could also adversely affect our liquidity and sources of funds.

We may have difficulty protecting our rights as a secured lender.

        We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers. However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits. For example:

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  Judicial foreclosure is subject to the delays of protracted litigation. Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it.

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  The borrower's right of redemption during foreclosure proceedings can deter the sale of our collateral and can, for practical purposes, require us to manage the property.

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  Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights.

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  The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral.

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  We may not be able to pursue deficiency judgments after we foreclose on collateral.

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  State and federal bankruptcy laws may prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we may become liable for unforeseen environmental obligations.

        We intend to own real property only if we foreclose on a defaulted loan and purchase the property at the foreclosure sale. Under applicable environmental laws, however, any owner or operator of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment. In addition, a property owner or operator may be subject to common law claims by third parties for personal injury based on exposure to hazardous substances or for property damage based on environmental contamination emanating from a property. The costs of any required remediation or removal of these substances may be substantial and the owner's or operator's liability as to any property is generally not limited under these laws. Under some environmental laws, a lender may become liable as an "owner" or "operator" for the costs of responding to a release or threat of release of hazardous substances on or from a borrower's property, regardless of whether a previous owner or operator caused the environmental damage. Even though we might be entitled to indemnification from the person that caused the contamination, the responsible person may not be able to indemnify us to the full extent of our liability.

        Under the Resource Conservation and Recovery Act, the Environmental Protection Agency established a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks. Expanded regulations enacted by the EPA, which became generally effective in 1998, permit states to develop, administer and enforce their own regulatory programs, incorporating requirements that are at least as stringent as the federal standards. States with programs approved by the EPA may assume primary responsibility for enforcing the national requirements.

        Various federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials, or ACMs, when the ACMs are in poor condition or during renovation or demolition of a building. These laws, as well as common law standards, may impose liability for releases of ACMs and may permit third parties to seek recovery from owners or operators of real properties for personal injuries associated with the releases. We do not have insurance covering losses arising from the presence of ACMs.

        Although we intend to perform some level of environmental audit on most properties, we may not perform an audit in all cases. The environmental due diligence that we perform on a property may not identify or reasonably quantify all environmental conditions present on that property. Further, the environmental condition of a property could in the future be affected by actions or omissions by borrowers under our mortgage loans or by third parties unrelated to the borrowers. In some cases we may purchase environmental insurance policies. However, the environmental insurance policies may not provide sufficient coverage in the event of environmental liability at a property and the applicable deductibles, per loss limitations and aggregate coverages or exclusions from coverage may not be sufficient to prevent a loss to investors. In addition, the environmental insurer may not be able to pay amounts due under the environmental insurance policies.

Our results are subject to fluctuations in interest rates and other economic conditions.

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  Based on the experience of our management, we believe at least 90% of our loans will not have a prepayment penalty. If interest rates decrease, our borrowers may prepay their outstanding loans with us in order to receive a more favorable rate. This may reduce the yields we receive on our loans.

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  Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession, real estate development may slow. A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and the dividends you receive.

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  One of the results of interest rate fluctuations is that borrowers seek to extend their low-interest-rate mortgage loans after market interest rates have increased. Generally, our loan documents will permit us to raise the interest rate we charge on extended loans with fixed rates anywhere from between 0.5% to 3.0% from the then-current rate on the loan. This creates the following risks for us:

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  This permitted rate increase may not be adequate if interest rates have increased beyond the range contemplated by our loan documents. If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased. If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk. Our revenues and dividends will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans.

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  If, at a time of relatively low interest rates, a borrower prepays obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in mortgage loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. This risk is increased if the loans we invest in do not have prepayment penalties or exit fees.

We face competition for mortgage loans that may reduce available yields and fees available.

        Our competitors consist primarily of conventional mortgage lenders and mortgage loan investors including commercial banks, insurance companies, mortgage brokers, pension funds and other institutional and private lenders. Many of the companies against which we compete have substantially greater financial, technical and other resources than we do. In addition, if our competition decreases interest rates on their loans or makes funds more easily accessible, yields we are able to charge on our loans could decrease and the costs associated with making loans could increase, both of which would reduce our revenues and the dividends you receive.

Our lending operations are subject to regulatory requirements.

        As a company investing in mortgage loans and raising funds through a public offering, we are subject to various "blue sky" regulations adopted by the state securities administrators where we sell shares. The blue sky regulations govern various aspects of our operations. For example, the blue sky regulations provide that we may not invest in or make mortgage loans to or from any one borrower which would exceed, in the aggregate, an amount greater than 20% of the capital contributions which we will raise. The blue sky regulations are intended to protect the interests of investors. However, our flexibility in making business decisions may be limited by our obligation to comply with the blue sky regulations.

Employee Benefit Plan Risks

An investment in the shares may not qualify as an appropriate investment for all employee benefit plans.

        There are special considerations that apply to employee benefit plans or other plans subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code. If you are investing the assets of a plan or the assets of an IRA in the shares, you could incur liability or subject the plan to taxation if:

  •
  the plan's investment is not consistent with the fiduciary obligations under ERISA and the Internal Revenue Code;

  •
  the plan's investment is not made in accordance with the documents and instruments governing the plan, including the plan's investment policy;

  •
  the plan's investment does not satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and (C) of ERISA;

  •
  the plan's investment impairs the liquidity of the plan;

  •
  with respect to a plan that is "tax qualified," the plan's investment produces "unrelated business taxable income" for the plan;

  •
  the plan will not be able to value the assets of the plan annually in accordance with ERISA requirements; and

  •
  the plan's investment constitutes a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

        Before investing the assets of a plan in the shares, you should consult your own tax and legal advisors.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements can be identified by the use of words like "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," "should," "intend," "plan," "consider" or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. We based these forward-looking statements on our current expectations and projections about future events and information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.

        We wish to caution you that the forward-looking statements in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These forward-looking statements are subject to risks, uncertainties, and assumptions discussed in this prospectus, including:

  •
  Our anticipated growth strategies;

  •
  Anticipated trends in our business, including trends in the markets for mortgages and real estate;

  •
  Future interest rate trends, movements and fluctuations;

  •
  Our ability to control costs and accurately price the risk of default on the payment of mortgages.

USE OF PROCEEDS

        The proceeds of this offering will be initially placed in an escrow account with U.S. Bank. Until we meet the minimum offering conditions and the escrow is released, we will not have access to any of the offering proceeds. We will invest approximately 97% of the net offering proceeds in mortgage loans. We will maintain working capital reserves with the remaining 3%. This reserve is intended to be available to pay any future expenses in excess of revenues, satisfy obligations of underlying collateral properties, expend money to satisfy our unforeseen obligations and for other general uses.

        The following table contains information about the estimated use of the gross proceeds of this offering.

	Minimum offering (250,000 Shares)	Maximum offering (10,000,000 Shares)
Gross offering Proceeds	$5,000,000	$200,000,000
Less:
Sales Commissions	$175,000	$7,000,000
Offering Expenses	$210,000	$210,000

Net Amount received in this offering	$4,615,000	$192,790,000

Less:
Working Capital Reserves	$138,450	$5,783,700

Cash Available for Investment in mortgage loans	$4,476,550	$187,006,300

        We have not set the amount of sales proceeds to be allocated to the various types of mortgage loans in which we will invest. We plan to invest the entirety of our net cash available for investments in mortgage loans. We do not expect to use any of the proceeds of this offering to acquire assets other than in the ordinary course of our business.

        Pending investment in mortgage loans, we may invest the proceeds of this offering in short-term investments like U.S. Treasury bills, notes or bonds, certificates of deposit or commercial paper. We may also invest the proceeds of this offering in securities of other REITs, pending investment in mortgage loans.

INVESTOR SUITABILITY STANDARDS

        As a result of the risks inherent in an investment in the shares, the shares are suitable only for persons who meet the financial suitability standards adopted by the states in which they live, as shown below. Our shares are only suitable for those who desire a relatively long term investment where they do not need immediate liquidity in light of the other limitations on redemption and transfer described in this prospectus.

        You must meet one of the investor suitability standards contained in the second and third columns in the table below and the suitability standard contained in the fourth column, if applicable, to purchase shares and to participate in our reinvestment plan. Fiduciaries must also meet one of these conditions. If the investment is a gift to a minor, the custodian or the donor must meet these conditions. For purposes of the net worth calculations below, net worth is the amount by which your assets exceed your liabilities, but excluding your house, home furnishings or automobile(s) among your assets. In the subscription agreement, you will have to confirm that you meet these minimum standards. The inclusion of a state in the chart below is for informational purposes only and is not intended to imply that the offering of shares has been qualified in the particular state at this time. We will not sell shares in any state where we have not qualified the offering.

State(s)	Minimum Net Worth AND Minimum Gross Income		Minimum Net Worth		Additional Standards
		OR		AND

Alabama, Arkansas, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Michigan, Minnesota, Montana, New York, Oklahoma, Oregon, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin	$45,000 / $45,000		$150,000		N/A

Arizona, Alaska, California, Iowa, Massachusetts, Mississippi, Missouri, New Jersey, North Carolina	$60,000 / $60,000		$225,000		Minimum investment in Iowa for IRAs is $3,000. Minimum investments in North Carolina is $5,000

Maine	$50,000 / $50,000		$200,000		N/A

New Hampshire, New Mexico	$125,000 / $50,000		$250,000		N/A

South Carolina	$65,000 / $65,000		$150,000		N/A

Tennessee	$250,000 / $65,000		$500,000		N/A

Nevada	$45,000 / $45,000		$150,000		Minimum investment is $5,000 ($2,000 for IRAs)

Kansas, Nebraska, Ohio, Pennsylvania	$45,000 / $45,000		$150,000		Investment is less than 10% of Net Worth. We will make no sales in these states until we receive proceeds of at lease $5,000,000

District of Columbia, Louisiana, North Dakota, Rhode Island	These jurisdictions do not have quantified suitability requirements. We believe that it is reasonable for us to rely on the suitability standards set forth above for Alabama et al. when selling shares to residents of these jurisdictions.

Maryland, South Dakota, Wyoming	No minimum requirements. Disclosure state only. We will follow the guidelines for the preponderance of the states above in selling shares in these states.

        In addition to the above suitability standards, we will not accept subscriptions from anyone if the representations required are either not provided or are provided but are inconsistent with our determination that the investment is suitable for the subscriber. In addition to the financial information we require, we will require you to make the following representations:

  •
  you understand that we will accept your subscription no sooner than 5 business days following the date of the subscription agreement, but not later than 30 days;

  •
  you understand that no federal or state agency has made any finding or determination as to the fairness of public investment in, or made any recommendation or endorsement of, the shares; and

  •
  you understand that an investment in us will not, in itself, create a retirement plan as described in the Internal Revenue Code and that, to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

        Each of these representations reflects that we are not indicating any approval by anyone other than us or that an investment will have an effect other than to make you a stockholder of our company.

        You will also acknowledge that you are familiar with the risk factors we describe and that this investment matches your investment objectives. Specifically, you will represent to us that you:

  •
  understand that there will be no public market for the shares, that there are restrictions on sale, assignment or transfer of the shares, and that it may not be possible to readily liquidate an investment in the shares; and

  •
  have been advised to read the risk factors in this prospectus and to determine whether your investment objectives correspond to those stated in this prospectus; specifically, you acknowledge that the purpose of your investment is to receive monthly cash dividends from the income earned on our mortgage loans and to have us preserve your capital contributions.

        You will also represent to us that you have the capacity to invest in the shares by confirming that:

  •
  you are legally able to enter into a contractual relationship with us, and, if you are an individual, have attained the age of majority in the state in which you live; and

  •
  if you are a trustee, are the trustee for the trust on behalf of which you are purchasing the shares, and have due authority to purchase shares on behalf of the trust.

        If you are purchasing as a fiduciary, you will also represent that the above representations and warranties are accurate for the person(s) for whom you are purchasing shares.

        By executing the subscription agreement, you will not be waiving any rights under the Securities Act of 1933 or the Securities and Exchange Act of 1934.

        The subscription agreement also contains a series of short questions so that we and the selling agents may also assess for ourselves the accuracy of these representations. For employee benefit plans, the questions are more expansive because of the application of additional provisions of the Internal Revenue Code relating to retirement plans.

        To assure that this offering complies with applicable state law, each dealer selling our shares is required to:

  •
  inquire diligently of all prospective investors to assure that our shares are a suitable investment in light of the investor's age, educational level, knowledge of investments, financial means and other pertinent factors;

  •
  for at least six years, maintain records of the information used to determine that an investment in the shares is suitable and appropriate for each investor; and

  •
  transmit promptly to us all properly completed and executed subscription agreements.

        In addition, blue sky regulations generally require each selling agent selling out shares to determine that an investment in our shares is a suitable and appropriate investment for each prospective investor. In making this determination, the selling agents will ascertain that a prospective investor can meet the established minimum income and net worth standards, reasonably benefit from an investment in our shares based on their overall investment objectives and portfolio structure and bear the risks of the investment based on their overall financial condition. They must also determine whether a prospective investor has an apparent understanding of the fundamental risks of the investment, the potential risk of losing the entire investment, the lack of liquidity and restrictions on transferability of the shares, the background and qualifications of our management and the tax consequences of the investment.

Employee Benefit Plans as Investors

        ERISA, which governs employee benefit plans, including tax qualified plans, provides a comprehensive regulatory scheme for the investment of "plan assets." We intend to manage our business so that an investment by an employee benefit plan will not make our assets "plan assets" under ERISA or the Internal Revenue Code. The ERISA regulations may also be applicable to an IRA.

        We are not permitted to allow any employee benefit plan to purchase shares if, as a result of the investment, we have investment discretion over the assets of the plan, or if we regularly give individualized investment advice that serves as the primary basis for the investment decisions made for the plan assets. This prohibition is designed to prevent a violation of ERISA. You should obtain the advice of your attorney, tax advisor, or business consultant for the legal, tax and business aspects of this investment before subscribing for the shares.

BUSINESS

General

        We are a newly-formed, self-managed REIT that will invest in and manage a portfolio consisting primarily of commercial mortgages. We were incorporated in the State of Maryland on August 19, 2002.

Our Strategy

        Our business strategy is designed to generate income by investing in mortgage loans. We believe there is a significant market opportunity to make mortgage loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The strict underwriting standards and length of time required by traditional mortgage lenders like commercial banks results in some potential borrowers who are unable to obtain financing or who are unwilling to go through the time consuming process often required by traditional lenders.

        We propose to loan funds to these borrowers provided that they have equity in the underlying real estate and otherwise meet our lending criteria. Generally speaking, our underwriting standards are less strict than traditional mortgage lenders and our loan approval process is faster than traditional lenders. As a result, in some cases we may make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return, we anticipate receiving a higher interest rate. We will also take other steps intended to mitigate the higher risks.

        We believe that by focusing on the value of the underlying real estate which will serve as collateral on our mortgage loans, we can expedite the loan approval process and approve loans to borrowers who might not qualify for loans from traditional mortgage lenders. We will generally spend not more than 30 days assessing the character and credit history of our borrowers. We will focus our underwriting review on the value of the collateral which secures our loan, but will underwrite each loan transaction to insure the loan can be repaid from secondary or conventional market sources or a sale.

        As with all investments, there is a relationship between the risk assumed and the possible reward earned through our business strategy. We will assume more risk than traditional mortgage lenders. In return, we will seek to generate higher yields from our mortgage loans.

Investment Objectives and Policies

        We intend to invest in mortgage loans throughout the areas where we have experience; specifically Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, Texas, Utah and Washington. Depending on the market and on our performance, we plan to expand our investments throughout the United States. The loans we invest in will be selected from loans either originated by us or purchased through non-affiliated mortgage brokers. When someone else originates a loan for us, that person obtains the borrower, processes the loan application, makes or invests in the loan and brokers or sells the loan to us. We believe our loans will be attractive to borrowers because of the expediency of our loan approval process, which typically takes about 10 to 30 days. We will obtain, negotiate and make each loan, provided that the cost of the mortgage does not exceed the funds reasonably anticipated to be available to us to purchase the loan.

        As a non-conventional lender, we are more willing to invest in mortgage loans made to borrowers that conventional lenders would not deem to be creditworthy. Because of our increased willingness to fund riskier loan types and borrowers, borrowers are willing to pay us an interest rate that is 2-6% above the rates and fees charged by conventional lenders. We intend to invest a significant amount in loans where the real property being developed is not generating any income to the borrower. We anticipate investing 10-70% of our assets in construction loans and not more than 25% of our assets in unimproved land loans. We may invest up to 10% of our assets in second mortgage loans. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender. We anticipate investing up to 30% of our assets in bridge loans. The "balloon payment" loans and bridge loans in which we will invest are riskier because the borrower's repayment depends on its ability to refinance the loan, develop the property so it can refinance the loan, sell the property or have access to another significant source of cash when the balloon payment comes due. In addition, we expect to invest up to approximately 20% to 40% of our assets in commercial property loans, 10% to 15% in acquisition and development loans and 5% in residential property loans. All of these loans are described in greater detail under "—Types of Loans We Intend to Invest In."

        In addition to those policies contained in this prospectus, we will establish other written policies on loans and borrowings.

        Our principal investment objectives are to:

  •
  produce revenues from the interest income on our mortgage loans;

  •
  provide monthly cash dividends to you from the interest earned on our mortgage loans;

  •
  preserve your capital contributions; and

  •
  reinvest payments of principal and proceeds of prepayments, sales and insurance proceeds, net of expenses.

        We may not be able to achieve these objectives. Our board of directors can change our overall investment strategy without stockholder approval.

Acquisition and Investment Policies

        We will seek to invest substantially all of the offering proceeds and dividend reinvestments in mortgage loans, after paying applicable fees and expenses, if any. We anticipate that we will invest about 97% of the net offering proceeds and dividend reinvestments in mortgage loans. Approximately

3% will be held as a working capital cash reserve. Sales commissions and offering expenses will be paid by us out of the offering proceeds.

        We anticipate that the majority of our collateral on our mortgage loans will be the real property that the borrower is purchasing or developing with the funds that we make available. While we may invest in other types of loans, we believe that most of the loans in which we invest will have been made to real estate developers with a lesser proportion of loans involving land loans and bridge financing.

        We will not give any rebates or enter into any reciprocal agreement with any of our affiliates that enables our affiliates to receive a rebate. We do not anticipate that our mortgage investments will be insured or guaranteed by any government agency.

        You are not entitled to act on any proposed investment. In evaluating prospective mortgage loan investments, we will consider the following factors:

  •
  the ratio of the amount of the investment to the value of the property used as collateral;

  •
  the potential for capital appreciation or depreciation of the property used as collateral;

  •
  expected levels of rental and occupancy rates, if applicable;

  •
  potential for rental increases, if applicable;

  •
  the potential impact of slower absorption or sales than projected by the borrower;

  •
  current and projected revenues from the property;

  •
  the potential impact of increasing interest rates;

  •
  the status and condition of the record title of the property used as collateral;

  •
  geographic location of the property used as collateral;

  •
  demographics and market trends in the area of the property used as collateral;

  •
  the financial condition of the borrowers and their principals, if any, who guarantee the loan; and

  •
  secondary market sources and an identifiable exit strategy.

        We may obtain our loans from non-affiliated mortgage brokers and previous borrowers, and by solicitation of new borrowers in those states where permissible. We may purchase existing loans that were originated by third party lenders.

        When selecting mortgage loans, we will adhere to the following guidelines, which are intended to control the quality of the collateral pledged for our loans:

        Priority of Mortgages.    We anticipate investing 90% of our assets in secured first mortgages. Other mortgages that we invest in will not be junior to more than one other mortgage. The only subordinated mortgages we currently intend to invest in at this time are second mortgages, although in the future we may invest in wraparound, or all-inclusive mortgages, or second mortgages with equity participations.

        Loan-to-Value Ratio.    We do not anticipate that the amount of our loan combined with the outstanding debt secured by a senior mortgage on a property will exceed the following percentage of the appraised value of the property:

Type of Property	Loan-to-Value Ratio
Residential – Owner Occupied	90%
Residential – Non-owner Occupied	75%
Multi-family Apartments	80%
Commercial	75%
Acquisition and Land Development	65%	(of anticipated post-development value)
Unimproved Land	60%
Leasehold Interest	75%	(of value of leasehold interest)

        We may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Occasionally, our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financings offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, we are free to accept any reasonable financing terms we deem to be in our best interests. Nevertheless, in no event will the loan-to-value ratio on any loan exceed 80% of the independently appraised completed value of the property. The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%.

        We will receive an independent appraisal for each property securing our investment. Copies of these appraisals will be available for your review at our offices until 6 years after the loan is paid or foreclosed. We will retain appraisers who will be licensed or qualified as independent appraisers and be certified by or hold designations from one or more of the following organizations: The Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the Society of Real Estate Appraisers, M.A.I., Class IV Savings and Loan appraisers or from among appraisers with other qualifications acceptable to us. However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. We will review each appraisal report and will conduct an exterior physical inspection for each property. An exterior physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood, but does not always include entering any structures on the property.

        Construction Mortgage Loans.    We anticipate that we will invest in construction loans other than home improvement loans on residential property, subject to the following guidelines:

        We do not anticipate that the loan-to-value ratio on construction loans in which we will invest will exceed 75% of the independently appraised, completed value of the property.

        Maturity Terms of Mortgage Loans.    Most of our loans will be for terms of one to five years. We anticipate that 90-100% of our loans will provide for payments of interest only with a "balloon" payment of principal payable in full at the end of the term.

        Escrow Conditions.    Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

  •
  Borrowers will obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, like diminution in the value of the property or default in payment by the borrower.

  •
  Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

  •
  All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan document for a particular transaction will name us as payee and beneficiary. Mortgage loans will not be written in the name of any nominee.

        Note Hypothecation.    We may also acquire mortgage loans secured by assignments of secured promissory notes. These mortgage loans must satisfy our stated investment standards, including our loan-to-value ratios, and also may not exceed 80% of the principal amount of the assigned note. For example, if the property securing a note we acquire is commercial property, the total amount of outstanding debts secured by the property must not exceed 75% of the appraised value of the property, and the mortgage loan will not exceed 80% of the principal amount of the assigned note. For mortgage loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal which was conducted within the then-preceding twelve months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property.

        Participation.    We may also participate in loans with other lenders by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We would be more likely to participate in loans if, for example:

  •
  we did not have sufficient funds to invest in an entire loan;

  •
  we received offering proceeds that were insufficient to adequately diversify our portfolio; and

  •
  we identified a loan that fit within our investment guidelines but it would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

        Generally, we will participate in loans with non-affiliates if we acquire a controlling interest, alone or with any of our publicly registered affiliates meeting the requirements below, in the participation. A controlling interest would enable us to direct or cause the direction of the management and policies of the participation, which would include the authority to:

  •
  review all material contracts;

  •
  cause a sale of the mortgage or our interest in it subject to limitations imposed by the participation agreement between the parties;

  •
  approve budgets and major capital expenditures, subject to a stated minimum amount;

  •
  reject any sale of a mortgage, or alternatively, to receive a specified preference on sale or proceeds; and

  •
  exercise a right of first refusal on any desired sale by a participant of its interest in a loan except for transfer to its affiliate.

        We will only participate with another lender if

  •
  the other lender's investment objectives are substantially identical to ours;

  •
  no duplicate fees are allowed;

  •
  the compensation to the sponsors is substantially identical; and

  •
  the investment of each participant is on substantially the same terms and conditions.

        Generally, our participation arrangements will provide that each participant will have a right of first refusal to buy the other's interest if the co-participant decides to sell its interest. While we will generally participate with other lenders in situations where we have a controlling interest, there may be instances where we agree to participate in a loan where another lender is considered the lead or controlling lender.

        Diversification.    No single mortgage loan will exceed 20% of our anticipated capital contributions. Additionally, mortgage loans to any one borrower will not exceed 20% of the capital to be raised.

        Loan Size.    We estimate that the average size of our loans will be $2 to 5 million. Based on this average size, we expect that we will need at least 15 loans, requiring us to raise at least $30 to 75 million, in order to adequately diversify our portfolio. To reduce the need for capital initially, we intend to find participating lenders for most loans, which will enable us to diversify our loans while continuing to fund loans within our average loan size. If we only raise $5,000,000, we will only be able to make approximately 5 loans of $1,000,000 each, and we will not be able to adequately diversify our loan portfolio. In this event, our performance will be closely tied to the performance of each loan we invest in and a default on any one loan could materially reduce the funds available for dividend to you.

        Reserve Fund.    We will establish contingency working capital reserves of approximately 3% of the net proceeds of this offering to cover our unexpected cash needs.

        Credit Evaluations.    Before making a loan, we must first determine that a borrower has sufficient equity in the property to meet the loan-to-value ratios described above. We may also consider the income level and creditworthiness of a borrower to determine its ability to repay the mortgage loan.

        Sale of Mortgage Investments.    Although we have no plan to do so, we may sell our mortgage loans or interests in our loans to either affiliated or non-affiliated parties when we believe that it is advantageous for us to do so. However, as noted elsewhere in this prospectus, we do not expect that our loans will be marketable or that a secondary market will ever develop for them.

Mortgage Loan Underwriting

        When processing a loan, we:

  •
  order and review a property title search,

  •
  perform property inspection, including inspection of competitive properties,

  •
  obtain an appraisal and review it for reasonableness, and

  •
  perform credit underwriting through interviews with the borrower, real estate and mortgage brokers, appraisers, contractors, consultants and by reviewing credit reports and the borrower and principals' financial statements and checking with other references, including the borrower's primary banking relationships.

After processing the loan, our loan committee reviews the loan and determines whether or not to invest in the loan.

Types of Loans We Intend to Invest In

        We will primarily invest in loans which will be secured by first or second mortgages on real property. These loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial, residential, bridge loans and loans with equity participations which are often referred to as mezzanine loans.

        Raw and Unimproved Land Loans.    Approximately 15 to 25% of the loans invested in by us may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based on the 90-day quick sale value of the property and the borrower's actual capital investment in the property. The "90-day quick sale value" is the highest price the land could actually be sold for within the next 90 days, as determined by local real estate brokers. We believe that this 90-day period approximates the time required for a foreclosure. The value is generally the same as the cost of the land to the borrower. Typically, we will invest in loans with a principal amount that is less than 60% of the "90-day quick sale value," and we usually require that the borrower have invested in the property actual capital expenditures of at least 25% of the property's value.

        Acquisition and Development Loans.    Approximately 10-25% of the loans invested in by us may be acquisition and development loans. These loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of buildings or structures. This development may include installing utilities, sewers, water pipes and/or streets. Generally, we will invest in loans with a face value of up to 60% of the appraised value of the property.

        Construction Loans.    Approximately 10-70% of our loans may be construction loans. A construction loan provides funds for the construction of one or more structures on developed land. Funds under this type of loan will generally be forwarded in parts, and each part will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified various aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower for each completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will arrange loans for up to 75% of the appraised value. We will require contractors to obtain performance bonds where their experience or financial strength is not considered adequate.

        Commercial Property Loans.    Approximately 20-40% of the loans invested in by us may be commercial property loans. Commercial property loans provide funds to allow commercial borrowers to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. We will review the appraisal of the value of the property and will invest in loans for up to 75% of the appraised value.

        Residential Loans.    About 5% of the loans invested in by us may be residential loans. These loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as the borrower's principal residence. We will invest in loans for up to 75% of the value of the property.

        Bridge Loans.    Up to 30% of our loans may be bridge loans. These loans provide interim financing for up to 36 months to enable commercial borrowers to qualify for permanent refinancing. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value.

        Mezzanine Loans.    Up to 10% of our loans may be mezzanine loans. Mezzanine lending is the "middle" or "gap" piece of financing in between the first position lien and the borrower's equity. The two most common types of security for a mezzanine loan is either a second deed of trust, or an assignment of a partnership interest, which allows the mezzanine lender to take over the borrower's partnership in the case of default. Mezzanine loans will generally only be made where we are also the holder of the first position lien.

        Collateral.    The types of collateral that will secure the loans brokered by us include a first deed of trust, a second deed of trust, a mortgage or a leasehold interest.

        First Deed of Trust.    The majority of the loans invested in by us will be secured by a first deed of trust. Thus, we will have rights as a first mortgage lender over the collateralized property.

        Second Deed of Trust.    Up to 10% of the loans invested in by us may be in second mortgage loans and in wraparound mortgage loans. In a second mortgage loan, the rights of the lender, like the right to receive payment on foreclosure, will be subject to the rights of the first mortgage lender. In a wraparound loan, the lender's rights will be comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives.

Prepayment Penalties and Exit Fees

        Based on our experience, we anticipate that a majority of the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a market of falling interest rates, the failure to have a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us when we reinvest the prepayment proceeds. However, the loans we reinvest in will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields.

Balloon Payments

        We anticipate that at least 90% of the loans we invest in or purchase will require the borrower to make a "balloon payment" on the principal amount at maturity of the loan. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, a borrower may not have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent on its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans involve a higher risk of default than loans where the principal is paid in periodic payments at the same time as the interest payments.

Repayment of Mortgages on Sales of Properties

        We may require a borrower to repay a mortgage loan when the mortgaged property is sold rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based on then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will either invest our net proceeds from any repayments in new mortgage loans, hold the net proceeds as cash or distribute them as dividends to our stockholders.

Variable Rate Loans

        Variable rate loans originated by us may use as indices the one- and five-year Treasury Constant Maturity Index, the Prime Rate Index or LIBOR. We may negotiate spreads over these indices typically ranging from 2.0 to 6.0%, depending on market conditions when the loan is made.

        It is possible that the interest rate index used in a variable rate loan will rise or fall more slowly than the interest rate of other loan investments available to us. We attempt to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates. In addition, most variable rate loans we originate will contain provisions where the interest rate can not fall below the initial rate, or a floor rate.

        A majority of our loans will be interest only loans paid monthly. However, our loans may also be structured with principal and interest payments amortized over a fixed time period.

Interest Rate Caps

        Some of our variable rate loans may have interest rate caps. We anticipate that the interest rate cap will be a ceiling that is 2-4% above the starting rate with a floor rate equal to the starting rate. For these loans, there is a risk that market rates may exceed the interest rate cap.

        Variable rate loans are not assumable without our prior consent. We do not expect to invest in or purchase a significant amount of other assumable loans. To minimize our risk, any borrower assuming an existing mortgage loan will be subject to the same underwriting criteria as the original borrower.

Allowance for Loan Losses

        Originated commercial loans are individually monitored for impairments. When a loan has been identified as impaired, we determine the allowance for loss based on the estimated fair value, less estimated liquidation expenses, of the collateral compared to the carrying value of the receivable. If the estimated fair value of the collateral is less than the carrying value, an allowance for loss is recognized. Additionally, we establish an allowance for losses typically in the range of .25% to 1.5% of loans outstanding based on the degree of anticipated losses that are inherent in the commercial loan portfolio at the balance sheet date.

        It is our policy that fully collectable loans accrue interest. Loans that are not collectable will be placed on a non-accrual status. Placing the loan on non-accrual does not diminish our claim against the borrower. A loan will be placed on non-accrual when the collection of all the principal and all the interest is deemed unlikely to be collected. A loan will be placed on non-accrual when the principal or the interest is 90 days or more past due, unless the loan is adequately secured and in the process of collection. If the loan is adequately secured and in the process of collection, it may continue to accrue interest despite its past due status.

Borrowing

        We will not incur indebtedness until after we start investing in mortgage loans. Once we begin acquiring loans, we intend to borrow money:

  •
  to finance our investments in mortgage loans,

  •
  to prevent a default under mortgage loans that are senior to our mortgage loans,

  •
  to discharge or purchase senior mortgage loans if this becomes necessary to protect our investment in mortgage loans, or

  •
  to operate or develop a property that we acquire under a defaulted loan.

At no time will our indebtedness exceed 70% of the fair market value of our mortgage loans. This indebtedness may be with recourse to our assets.

No Investment Company Activities

        We intend to conduct our business so that we are not an "investment company" within the meaning of the Investment Company Act of 1940. We also intend to conduct our business so that we are not to be deemed a "dealer" in mortgage loans for federal income tax purposes.

Various Other Policies and Procedures

        Without approval of a majority of our stockholders, we will not:

  •
  invest in the securities of other issuers for the purpose of exercising control, except when exercising our rights as a secured lender;

  •
  underwrite securities of other issuers;

  •
  discontinue providing stockholders with the reports described in this prospectus; or

  •
  offer securities in exchange for property.

Competition

        There are hundreds of commercial banks, insurance companies, mortgage brokers, pension funds and other institutional lenders competing to make the type of loans in which we will invest. There is no dominant competitor in this sector and no particular competitor dominates the market. We anticipate competition for investments in mortgages secured by commercial properties, which creates pressure on lenders to lower interest rates. Consequently, we may not be able to obtain as high interest rates on mortgage investments as we would otherwise obtain, which would affect our revenues and the dividends you receive. Many of these competitors are larger than us and have greater access to capital.

Regulation

        Our operations as a mortgage company are subject to extensive regulation by federal, state and local laws and governmental authorities. Where required, we will conduct our real estate mortgage business under licenses issued by the states where we make or purchase mortgage loans. Under applicable state law, the states generally have broad discretionary authority over our activities, including the authority to conduct periodic regulatory audits of all aspects of our operations.

        We are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as the Employee Retirement Income Security Act of 1974.

        If we do not adhere to these regulations, we could face potential disciplinary or other civil action that could have a material adverse effect on our business.

Legal Proceedings

        We are not currently a party to any pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

        Our management has significant experience in nearly all aspects of real estate financing, real estate ownership, management, leasing, and development. Our management is experienced in all aspects of loan servicing and administration and continually updates all management information systems. Our personnel also have significant securities-related experience, including operating a SEC reporting or public company, successfully offering investment securities to Washington State residents under the Securities Act of Washington, acting as custodian, transfer agent and broker/dealer.

        Our directors and executive officers are as follows:

Name	Age	Title
David L. Guthrie	38	Chief Executive Officer and Chairman of the Board
John Lloyd	38	President, Chief Operating Officer and Director
Donald J. Migliuri	55	Chief Financial Officer, Secretary and Director
William L. Jenkins	40	Executive Vice President and Director

        The principal occupation and business experience for each of our directors and executive officers for the last five years are as follows:

        David L. Guthrie joined us as Chairman of the Board of Directors and Chief Executive Officer in connection with our formation in August of 2002. David L. Guthrie has been President and Chief Executive Officer of Pacific Security since 1999, and a Vice President and Director since 1989. Prior to that he was employed as a financial consultant with Merrill Lynch. Mr. Guthrie has also been Chief Executive Officer of Cornerstone Realty Advisors, Inc. since forming the company in 1998.

        Mr. Guthrie is a NASD licensed securities salesperson (registered representative) and broker-dealer (general securities principal). He is a licensed real estate broker in the State of Washington.

        While at Pacific Security, Mr. Guthrie's securities related experience included oversight and compliance with all public offering issues, including stockholder meetings and filing quarterly and annual reports with the SEC. In addition, Mr. Guthrie was responsible for administration of approximately $10 million in Pacific Security debenture bonds sold to Washington State residents, and bi-annual securities registration through the State of Washington Securities Division.

        Mr. Guthrie's commercial and residential real estate experience includes contract and rental collections, evictions, foreclosures, bankruptcies, debt restructurings, property management and leasing, real estate sales, residential and commercial development, commercial and residential real estate financing, the purchase and sale of real estate secured receivables, and conflict resolution, which have included numerous mediations, arbitrations and litigation. Mr. Guthrie is a graduate of the University of Washington, and is active on numerous business and civic boards.

        John P. Lloyd joined us as President, Chief Operating Officer and Director in connection with our formation in August of 2002. Since 1998 Mr. Lloyd was President of Cornerstone Realty Advisors, Inc., a wholly owned subsidiary of Pacific Security. CRA originated and serviced interim commercial real estate loans for Pacific Security. Mr. Lloyd began his career in commercial and residential real estate construction lending in 1986 with San Diego Trust & Savings Bank in San Diego, California. He relocated to Spokane, Washington in 1992 where he continued in the commercial real estate lending and brokerage business as Vice President of Income Properties at Washington Trust Bank. There, Mr. Lloyd was responsible for generating, underwriting and processing construction and permanent commercial real estate loans, as well as reviewing commercial real estate appraisals.

        As President of CRA, Mr. Lloyd has been responsible for creating strategic partnerships with developers and investors as well as underwriting and administering the firm's funding programs. Mr. Lloyd holds MBA and BA degrees and is a graduate of Pacific Coast Banking School at the University of Washington. Mr. Lloyd is a licensed real estate broker in the State of Washington.

        Donald J. Migliuri, CPA joined us as Chief Financial Officer, Secretary and Director in connection with our formation in August of 2002. Mr. Migliuri has been Secretary, Treasurer and Chief Financial Officer of Pacific Security since 1990. Prior to joining Pacific Security, Mr. Migliuri was Chief Accounting Officer for diversified financial services companies including Old National Credit

Corporation (now a part of US Bank) from 1983 to 1986, and Metropolitan Mortgage & Securities Co., Inc. from 1976 to 1983. Mr. Migliuri is a Certified Public Accountant (CPA), and a Certified Management Accountant (CMA). He is a graduate of Gonzaga University with a BS degree in accounting in 1970, and received an MBA from Boise State University in 1973. While at Pacific Security, Mr. Migliuri has been responsible for all "public company" accounting and financial reporting requirements, including quarterly 10-Q's and annual 10-K's, since 1990. He has overseen all tax preparation and electronic filings with the U.S. Securities Exchange Commission, the State of Washington Department of Financial Institutions, and the IRS. Mr. Migliuri has also been responsible for all computer, network, and electronic systems administration. Mr. Migliuri will oversee all of our public accounting, financial reporting and internal and external audit related issues.

        William L. Jenkins, joined us as Executive Vice President and Director in connection with our formation in August of 2002. Mr. Jenkins was hired by Pacific Security in October of 2000 as Vice President of Finance and Operations. Prior to this time, Mr. Jenkins had been employed as a Senior Treasury analyst at Metropolitan Mortgage & Securities Co. Inc. from 1997 to 2000. Before joining Metropolitan Mortgage & Securities Co., Mr. Jenkins was an Operations Analyst, Accounting Systems & Control Manager, and Senior Accountant at AgAmerica, Farm Credit Bank from 1986 to 1997.

        Mr. Jenkins is a Certified Public Accountant (CPA), and a graduate of Eastern Washington University with a BA degree in Business Administration and a Masters in Business Administration (MBA). Mr. Jenkins' experience and education have spanned the accounting, finance and management information systems areas. He specializes in financial forecasting, tax research, loan accounting, and accounting systems management, and also has significant experience in the areas of internal control, general ledger management, and financial reporting. In addition, Mr. Jenkins has widely researched issues surrounding mortgage securitization, and has experience modeling and reporting on both residential and commercial mortgages and mortgage-backed securities.

Director Compensation

        Our employee directors do not receive any compensation for serving on our board of directors. We may appoint non-employee directors in the future and may compensate those individuals for serving on our board of directors.

Executive Compensation

        The following table shows the annualized base salary we expect to pay to our executive officers for 2003 following the release of the escrow for this offering. The amounts below are based on a salary for 12 months. We do not anticipate paying salaries to our executive officers until the escrow for this offering is released. Therefore, our officers will only receive a pro rated portion of the amounts below based on the number of months between when the offering proceeds are released to us and the end of 2003.

Name and Position	Salary	Bonus(1)
David L. Guthrie Chief Executive Officer	$200,000	–
John Lloyd President and Chief Operating Officer	$180,000	–
Donald J. Migliuri Chief Financial Officer and Secretary	$120,000	–
William L. Jenkins Executive Vice President	$115,000	–

(1)    We intend to adopt a stock based incentive compensation plan where our board of directors may award stock options, restricted stock and other incentive compensation to our executive officers.

        We do not currently have employment agreements with any of our executive officers.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

        Our organizational documents limit the personal liability of our stockholders, directors and officers for monetary damages to the fullest extent permitted under current Maryland Corporation Law. We also intend to obtain a directors and officers liability insurance policy. Maryland Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

  •
  an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

        Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from our stockholders. Indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

        This provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders.

        In spite of the above provisions of Maryland Corporation Law, our articles of incorporation provide that our directors will be indemnified by us for losses arising from our operations only if all of the following conditions are met:

  •
  our directors have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

  •
  our directors were acting on our behalf or performing services for us;

  •
  in the case of affiliated directors, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

  •
  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

  •
  the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

        The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

  •
  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

  •
  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

  •
  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

        Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

  •
  approves the settlement and finds that indemnification of the settlement and related costs should be made; or

  •
  dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Promoters

        Messrs. Guthrie, Lloyd, Migliuri and Jenkins are considered our promoters under federal securities laws. As discussed above, these individuals are our current officers and directors. Currently, these individuals are also employed by Pacific Security Financial, Inc.

Prior Experience

        Background.    Before forming our company, our officers were employed with Pacific Security Financial, a closely held public company. Our officers are also still currently employed by Pacific Security.

        Historical perspective on Pacific Security.    Pacific Security was incorporated in 1957 in the State of Washington. Residential construction was the mainstay of Pacific Security through the mid-1960s. At about that time, the demand for residential housing was moderating and the business evolved into a finance company specializing in mortgage financing for residential and commercial projects and equipment leasing. To help finance its activities, Pacific Security began selling debenture bonds to Washington residents in 1969, a practice that continues today under the auspices of the Washington State Department of Financial Institutions. Pacific Security currently has over $10 million in debentures outstanding. Pacific Security acts as broker/dealer, custodian and transfer agent in the sale of its debenture bonds. Pacific Security estimates that since 1969, over 1,000 individual investors have acquired Pacific Security debentures. In no instance has Pacific Security ever failed to pay a bond holder their principal and interest on time.

        In 1985, Pacific Security completed a merger with a failed Seattle real estate company, which was engaged principally in real estate contract financing, owning, leasing, and selling real property. The merged company continued these activities. Pacific Security became a public reporting company as a result of this merger; however, there has never been an active market for Pacific Security stock. The issuance of publicly held stock occurred on January 1, 1971, while the merger was not formally completed until 1985. Pacific Security has been an SEC-reporting company since the merger; filing quarterly and annual public disclosure documents as required by federal securities law.

        From the 1970s until the early 1990s, Pacific Security was a regional leader in acquiring real estate secured receivables at a discount. The competitive conditions in the secondary mortgage market increased during the early 1990s when entities like Freddie Mac and Fannie Mae were created to establish a secondary mortgage market. Pacific Security reduced its real estate contract/note financing activities in response to this development, but continued to focus on short term commercial real estate financing. Pacific Security also began to acquire commercial properties during this period, primarily apartments and office buildings.

        Pacific Security estimates that it has made more than $100 million in commercial loan commitments since its formation in 1957. As of April 30, 2002, total assets of Pacific Security were $47,079,565, and real estate contracts and loans represented 62% of Pacific Security's total assets. Total assets at July 31, 2001 and 2000 (fiscal year end) were $40,416,395 and $35,946,222 respectively, and real estate contracts and loans represent 49% and 50% of the respective asset totals. Investments in rental properties totaled $13,538,259, as of April 30, 2002; and $17,783,847 and $14,807,679 as of July 31, 2001 and 2000, respectively.

        For a four year period ended July 31, 2001, the properties securing the loans funded by Pacific Security can be subdivided as follows:

Property Type	Number of Properties	Percentage Allocation
Commercial (total)	29	49%
Land Acquisition	26	44%
Residential	4	7%

Total	59	100%

        Of the loans that have been made, Pacific Security is aware of only three borrowers that represent a total of five properties that have gone to foreclosure sale over the last four years.

        The following table shows information about the loans originated and funded by Pacific Security since 1998. Construction loans, except as indicated otherwise, are loans for the construction of buildings on property which has been improved through the installation of utilities, roads or infrastructure.

Commercial loans are made to finance operations or improvements for property that has already been fully constructed.

Type	Number	Commercial	Construction	Total
YEAR 1998
Office	3	$1,900,000	$3,505,000	$5,405,000
Retail	2		$2,190,000	$2,190,000
Industrial	1	$2,000,000		$2,000,000
Land Development (SFR)	1		$1,001,800	$1,001,800
Unimproved Land (zoned commercial)	3	$2,368,400		$2,368,400

Subtotal for Year 1998	10	$6,268,400	$6,696,800	$18,723,000

YEAR 1999
Office	4	$1,500,000	$5,383,000	$6,883,000
Retail	4	$1,201,000	$900,000	$2,101,000
Industrial	1		$596,000	$596,000
Single Family Residential	1	$970,000		$970,000
Assisted Living	2	$400,000	$3,000,000	$3,400,000
Unimproved Land (zoned commercial)	8	$4,773,000		$4,773,000

Subtotal for Year 1999	20	$8,844,000	$9,879,000	$8,723,000

YEAR 2000
Office	5	$325,000	$6,470,000	$6,795,000
Motel	1		$2,960,000	$2,960,000
Industrial	3		$5,475,000	$5,475,000
Multi-Family	2	88,000	$4,100,000	$4,188,000
Unimproved Land (zoned residential)	2	$1,135,000		$1,135,000
Unimproved Land (zoned commercial)	7	$6,883,000		$6,883,000

Subtotal for Year 2000	20	$8,431,000	$19,005,000	$27,436,000

YEAR 2001
Industrial	1	$400,000		$400,000
Single Family Residential	3	$830,000	$500,000	$1,330,000
Unimproved Land (zoned residential)	1	$198,000		$198,000
Unimproved Land (zoned commercial)	4	$2,600,000		$2,600,000

Subtotal for Year 2001	9	$4,028,000	$500,000	$4,528,000

Total	59	$27,571,400	$36,080,800	$63,652,200

        Pacific Security has continuously offered debenture bonds to residents of the state of Washington since 1969. As of June 15, 2002, the principal amount outstanding on Pacific Security's debenture bonds was approximately $10 million. Debenture bonds are unsecured debt of Pacific Security. The bonds pay a fixed rate of interest for a specified term. Our Chief Executive Officer and our Secretary and Treasurer, who are the President/Chief Executive Officer and Chief Financial Officer, respectively, of Pacific Security, each have over twelve years of experience in managing and meeting the reporting and fiduciary requirements of raising capital from the public.

SECURITY OWNERSHIP

        The following table contains information as of August 19, 2002, regarding beneficial ownership of our common stock by (1) each of our directors and executive officers, and (2) all persons known to us to be the beneficial owner of 5% or more of our outstanding shares of common stock. The persons as to whom information is given have sole voting and investment power over the shares beneficially owned.

Name	Aggregate Number of Shares Beneficially Owned(1)	Percent of Class
David L. Guthrie	100	100%
John P. Lloyd	—	—
Donald J. Migliuri	—	—
William L. Jenkins	—	—
Directors and executive officers as a group (4 persons)	100	100%

        We will issue Pacific Security Financial, one of our affiliates, shares of our common stock for the organizational expenses of our company paid on our behalf to independent third parties by Pacific Security. We will issue Pacific Security one share of common stock for each $20 of expenses paid on our behalf.

CONFLICTS OF INTERESTS

General

        The relationships among us, our management and other affiliates will result in various conflicts of interest. Our affiliates are engaged in business activities involving real estate lending, including the activities of Pacific Security Financial, Inc., a company with investment objectives similar to ours.

        We may participate in mortgage loans with publicly registered affiliates if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant's interest in the loans. We will not participate in mortgage loans with non-publicly registered affiliates, except as permitted under applicable blue sky regulations.

        The paragraphs below describe material conflicts of interest that may arise in the course of our operations. The list of potential conflicts of interests reflects our knowledge of the existing or potential conflicts of interest as of the date of this prospectus. Additional conflicts of interests could also arise in the future. Some transactions involving the purchase, acquisition, holding or transfer of mortgage loans may be deemed to constitute a "prohibited transaction" for purposes of ERISA and the Internal Revenue Code if our assets are deemed to be "plan assets" of an employee benefit plan. See "ERISA CONSIDERATIONS."

Competition for the Time and Services of Common Officers

        Our officers and directors are currently also employed by Pacific Security. Once we receive proceeds from this offering, our officers and directors will concentrate their efforts on our business. For a transitional period, our officers and directors will also remain employed by Pacific Security. When performing their duties during this transitional period, our officers and directors may, on behalf of Pacific Security, originate mortgages and acquire investments similar to those made or acquired by us. As of April 30, 2002, Pacific Security had total assets of $47,079,565, of which, approximately 65% were invested in mortgage loans. Accordingly, conflicts of interest will arise in operating more than one entity for allocating time between the entities. Our officers will devote time to our affairs as they determine in good faith to be necessary for our benefit. After this transitional period, our officers intend to resign from their positions with Pacific Security.

Competition between Pacific Security Financial, Inc. and Us for Investment Opportunities

        Because we will share our management with Pacific Security for a transitional period when we begin investing in mortgage loans, and because Pacific Security's investment objectives are similar to ours, to the extent both Pacific Security and we have funds available for investment and a potentially suitable investment has been offered to us or Pacific Security, conflicts of interest will arise as to which entity should acquire the investment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Twelve Month Plan of Operation

        During the next 12 months, if we sell at least 250,000 shares to non-affiliates, we plan to invest in mortgage loans where our collateral is real property located throughout the United States. On the sale of these shares and the end of our escrow arrangement, we will select mortgage loans and will begin investing the proceeds of this offering. The number of loans in which we invest will depend on the gross proceeds raised in this offering. If we only sell 250,000 shares, we will likely only be able to invest in one or two loans, unless we participate with another lender. If we sell the maximum number of shares, we anticipate investing in several hundred mortgage loans. We believe that we will have an adequate number of opportunities to invest in mortgage loans nationwide when our escrow ends. To sufficiently diversify our loan portfolio, we anticipate that we need to raise at least $22.5-30.0 million in this offering.

        We anticipate that we must raise at least $10,000,000 in order for our 3% cash reserve to be adequate to pay our administrative expenses.

        We intend to establish a line of credit for future use and may enter into financing arrangements with institutional lenders to expand our portfolio of mortgage loans.

        Most of our assets will be adjustable rate, secured loans. We generally will not engage in hedging transactions or acquire derivative instruments in an effort to mitigate risks of interest rate changes. While we believe hedging transactions are not necessary in light of the short term adjustable rate nature of our investments, failure to engage in hedging transactions may expose us to losses if there are significant changes in prevailing interest rates on any loans which are funded at a fixed rate, or where our variable rate loans are subject to rate caps.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary description of our common stock and our articles of incorporation, and is qualified in its entirety by reference to our articles of incorporation. For a complete description of our common stock, you should read our entire articles of incorportion.

        Under our articles of incorpration, we have authority to issue a total of 500,000,000 shares of capital stock. Of the total shares authorized, 425,000,000 shares are designated as common stock with a par value of $0.01 per share and 75,000,000 shares are designated as preferred stock. In addition, our board of directors may amend our articles of incorporation to increase or decrease the amount of our authorized shares.

        As of August 19, 2002, 100 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our articles of incorporation do not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to dividends as may be declared from time to time by our board of directors out of legally available funds and, at liquidation, are entitled to receive all assets available for distribution to our stockholders. All shares issued in the offering will be fully paid and non-assessable shares of common stock. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

Preferred Stock

        Our articles of incorporation authorize our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of our company. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.

Market for Common Stock

        There is no public trading market for the shares, and we do not expect a public market to develop in the near future. As a newly organized company, we do not believe we currently meet the listing standards of any national securities exchange. We currently intend to apply for listing of our common stock for trading on a securities exchange as soon as we meet the applicable listing criteria. If our business plan is not successful, we are unlikely to meet the listing criteria of a securities exchange. Even if we are able to list the shares, an active public trading market for the shares may not develop. The resale of the shares may be restricted by state securities laws. Consequently, you may not be able to sell your shares in a timely manner and you should be prepared to hold your shares for an indefinite period of time.

Transfer Agent and Registrar

                     acts as the transfer agent and registrar for our common stock.

Meetings and Special Voting Requirements

        An annual meeting of the stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only at the request of a majority of our directors, the chairman, the president or at the written request of stockholders holding at least 10% of the outstanding shares. The presence of a majority of the outstanding shares either in person or by proxy will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

        Under Maryland Corporation Law and our articles of incorporation, stockholders are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to our articles of incorporation, (2) our liquidation or dissolution, and (3) a merger, consolidation or sale or other disposition of substantially all of our assets. The vote of stockholders holding a majority of our outstanding shares is required to approve any of these actions, and no action can be taken by our board of directors without the majority vote of our stockholders. Accordingly, any provision in our articles of incorporation, can be amended by the vote of stockholders holding a majority of our outstanding shares. Stockholders voting against any merger or sale of assets are permitted under

Maryland Corporation Law to petition a court for the appraisal and payment of the fair value of their shares. In an appraisal proceeding, the court appoints appraisers who attempt to determine the fair value of the stock as of the date of the stockholder vote on the merger or sale of assets. After considering the appraisers report, the court makes the final determination of the fair value to be paid to the dissenting stockholder and decides whether to award interest from the date of the merger or sale of assets and costs of the proceeding to the dissenting stockholders.

Restriction on Ownership of Shares

        In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals, including some tax-exempt entities. In addition, the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit various acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, this prohibition may not be effective.

        In order to assist us in preserving our status as a REIT, our articles of incorporation contain a limitation on ownership that prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares. Our articles of incorporation provide that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in those shares, unless the transfer is approved by our board of directors based on receipt of information that the transfer would not violate the provisions of the Internal Revenue Code for qualification as a REIT.

        Any person who (1) acquires shares in violation of the above restriction is required to give immediate written notice to us of the acquisition, or (2) transfers or receives shares subject to the limitations is required to give us 15 days written notice prior to the transaction. In both cases, the persons acquiring the shares will provide to us other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT.

        The above restrictions will continue to apply until (1) our board of directors determines it is no longer in our best interest to continue to qualify as a REIT, and (2) there is an affirmative vote of the majority of shares entitled to vote on the matter at a regular or special meeting of our stockholders.

        The ownership limit does not apply to an offeror which, in accordance with applicable federal and state securities laws, makes a cash tender offer, where at least 85% of the outstanding shares are duly tendered and accepted under the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by our board of directors based on appropriate assurances that our qualification as a REIT is not jeopardized.

        Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit to us showing the number of shares beneficially owned, directly or indirectly.

Dividends

        We intend to pay dividends on a monthly basis. Dividends will be paid to investors who are stockholders as of the record dates selected by our board of directors.

        We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed as dividends will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our taxable income. For a more complete description of the REIT requirements see the section entitled "Federal Income Tax Considerations" in this prospectus.

        Dividends will be declared at the discretion of our board of directors, in accordance with our earnings, cash flow and general financial condition. Our board's discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. We may borrow money, issue securities or sell assets in order to make dividend distributions.

        We are not prohibited from distributing our own securities instead of making cash dividends to stockholders, provided that the securities so distributed to stockholders are readily marketable. Stockholders who receive marketable securities instead of cash dividends may incur transaction expenses in liquidating the securities.

Dividend Reinvestment Plan

        We currently have a dividend reinvestment plan available that allows you to have your dividends otherwise distributable to you invested in additional shares.

        You may purchase shares under our dividend reinvestment plan for $20 per share until all of the shares registered as part of this offering have been sold. After this time, we may purchase shares either through purchases on the open market, if a market then exists, or through an additional issuance of shares. In any case, the price per share will be equal to the then-prevailing market price, which will equal the price on the securities exchange or over-the-counter market where the shares are listed at the date of purchase if the shares are then listed.

        You may elect to participate in the dividend reinvestment plan by so indicating on your subscription agreement, or you may complete an enrollment form at a later date. Participation in the plan will begin with the next distribution made after receipt of your written notice. We may terminate the dividend reinvestment plan for any reason at any time by giving 10 days prior written notice to participants. Your participation in the plan will also be terminated to the extent that a reinvestment of your dividends in our shares would cause the percentage ownership limitation contained in our articles of incorporation to be exceeded. In addition, you may terminate your participation in the dividend reinvestment plan at any time by providing us with written notice.

        If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for dividends allocated to you even though you have elected not to receive the dividends in cash but rather to have the dividends withheld and reinvested in the dividend reinvestment plan. Specifically, you will be treated as if you have received the dividend from us in cash and then applied the dividend to the purchase of additional shares. You will be taxed on the amount of the dividend as ordinary income to the extent the dividend is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend.

Business Combinations

        Maryland Corporation Law prohibits various business combinations between a Maryland corporation and an interested stockholder or the interested stockholder's affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. These provisions of the Maryland Corporation Law will not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by Maryland Corporation Law, we have provided in our bylaws that the business combination provisions of the Maryland Corporation Law will not apply to us.

Control Share Acquisitions

        Maryland Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or directors who are employees of the corporation are not entitled to vote on the matter. As permitted by Maryland Corporation Law, we have provided in our bylaws that the control share provisions of Maryland Corporation Law will not apply to transactions involving us.

FEDERAL INCOME TAX CONSIDERATIONS

General

        The following discussion describes the material federal income tax considerations to us and our stockholders of an investment in our shares. This discussion is based on the Internal Revenue Code, which we refer to as the "Code," applicable income tax regulations under the code as those regulations may be amended from time to time, including temporary regulations, which we refer to collectively as "treasury regulations," judicial authority, and administrative rulings and practice, all as of the date of this prospectus. Future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements or conclusions contained in this prospectus. Any of these changes could have an adverse impact on the tax consequences of an investment in us. The income tax consequences of an investment in us may not be the same for all stockholders. This discussion focuses on stockholders who are individual citizens or residents of the United States and further briefly summarizes issues which may affect various stockholders which are tax exempt investors, including IRAs, Keogh plans, pension and profit sharing plans and other qualified retirement plans. In addition, we are not making any representations as to state or local tax consequences resulting from an investment in us. Accordingly, this discussion is not intended as a substitute for careful tax planning. Stockholders are urged to consult with their own tax advisors as to their particular circumstances in relation to the tax considerations described in this prospectus.

Opinions of Counsel

        Kutak Rock LLP, our special tax counsel, has rendered its opinion, subject to various assumptions and conditioned on representations as to factual matters described in this prospectus, that commencing with our taxable year ending December 31, 2002, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed method of operation permit us to qualify as a REIT. Unlike a tax ruling, an opinion of counsel is not binding on the IRS or any court, and the IRS could challenge our status as a REIT for federal income tax purposes or any of the other views expressed in this discussion. With respect to the opinion of Kutak Rock LLP relating to our qualification as a REIT, it should be noted that our qualification as a REIT in current and future taxable years will depend on our ability to meet and continue to meet the various qualification tests imposed under the Code discussed below. Kutak Rock LLP has based its opinion, in part, on representations concerning our income, assets and operations and will not review compliance with these tests on a periodic or continuing basis. Accordingly, our actual results of operations for the current or future taxable years may not satisfy those requirements.

Treatment as a REIT

        We expect that we will be organized and will operate in a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2002, and intend to operate in that manner in the future. This treatment will permit us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders. We may not continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular year, we would be subject to federal income tax, including applicable alternative minimum tax, as a regular, domestic corporation, and our stockholders would be subject to federal income tax in the same manner as stockholders of a domestic corporation. Unless we are entitled to relief under provisions of the Code, we will not be allowed to re-elect REIT status for the four taxable years following the year in which we fail to qualify as a REIT. We could be subject to potentially substantial federal income tax liability in respect of each taxable year that we fail to qualify as a REIT. We will not be allowed to deduct distributions to our stockholders in years in which we do not qualify as a REIT. As a result, the amount of cash available for distribution to our stockholders could be significantly reduced or eliminated. In addition, we will not be required to make distributions required under the Code if we do not qualify as a REIT.

        The following is a brief summary of various technical requirements that we must meet on an ongoing basis in order to qualify, and to remain qualified, as a REIT under the Code.

Stock Ownership Tests

        Our capital stock must be held by at least 100 persons, known as the "100 stockholder rule," and no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, known as the "five or fewer rule." For purposes of the 100 stockholder rule only, most tax exempt entities, including employee benefit trusts and charitable trusts, but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code, are generally treated as a single person. If we satisfy the five or fewer rule only by treating the beneficial owners of employee benefit trusts as stockholders, various employee benefit trusts may be subject to special rules concerning unrelated business taxable income. These stock ownership requirements must be satisfied in each taxable year. However, we will not be required to satisfy these two rules for our first taxable year. We are required to solicit information from some of our stockholders to verify ownership levels, and our articles of incorporation provide restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the five or fewer rule requirement, the "good faith" exemption was available.

Asset Tests

        We must generally meet the following asset tests, known as the "REIT asset tests," at the close of each quarter of each taxable year:

  (1)
  at least 75% of the value of our total assets must consist of "Qualified REIT Real Estate Assets," government securities, cash and cash items, collectively referred to as the "75% Asset Test";

  (2)
  not more than 25% of the value of our total assets may be represented by securities not described in paragraph (1);

  (3)
  not more than 5% of the value of our total assets may be represented by securities of any one issuer, except with respect to a "qualified REIT subsidiary" or a "taxable REIT subsidiary";

  (4)
  we may not hold securities having more than 10% of the total value or vote of the outstanding securities of any one issuer, except with respect to a taxable REIT subsidiary or a qualified REIT subsidiary; and

  (5)
  in the case we hold securities of any taxable REIT subsidiaries, not more than 20% of the value of our total assets may be represented by securities of one or more of those taxable REIT subsidiaries.

For purposes of paragraph (5), we may disregard various debt issued by individuals and other debt if we hold no equity interest in the borrower.

        We do not expect that the value of securities of any one issuer not qualifying as Qualified REIT Real Estate Assets would ever exceed 5% of our total assets. We do not expect to own more than 10% of any one issuer's voting securities or more than 10% of the value of any issuer's securities. We intend to monitor closely the purchase, holding and disposition of our assets in order to comply with the REIT Asset Tests. In particular, we intend to limit and to diversify our ownership of any assets not qualifying as Qualified REIT Real Estate Assets to less than 25% of the value of our assets and to less than 5%, by value or vote, of any single issuer. If these limits are exceeded, we intend to take appropriate measures, including the disposition of non-qualifying assets, to avoid failing any of the REIT Assets Tests. For purposes of this discussion, Qualified REIT Real Estate Assets include interests in real property, mortgages secured by interests in real property and other specified assets. If we originate or acquire a loan secured by both real and personal property and if at that time the value of the real estate is less than the principal balance of the loan, we will be required to exclude a portion of that asset from treatment as a Qualified REIT Real Estate Asset. Similarly, we will be required to treat a portion of the interest on the loan as non-qualifying income for purposes of the 75% Gross Income Test, described below.

Gross Income Tests

        We must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year:

  •
  at least 75% of our gross income, excluding gross income from prohibited transactions, must be derived from specified real estate sources, including rental income, amounts received as consideration for entering into a lease for real property, interest on obligations secured by mortgages on real property or on interests in real property and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived from the temporary investment of "new capital" within one year of the receipt of the capital), known as the "75% Gross Income Test"; and

  •
  at least 95% of our gross income for each taxable year must be derived from sources of income qualifying for the 75% Gross Income Test, and various other types of income, including dividends, interest and gains from the sale of stock or other securities and other specified income, including various income from interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets, not held for sale in the ordinary course of business, known as the "95% Gross Income Test."

        If we originate a loan and the borrower pays us an origination fee, we will treat the fee as a reduction in the principal balance of the loan. As a result, the loan could bear original issue discount and the balance of the loan would be reduced for purposes of the asset tests described above. In addition, we will be required to treat any interest based on the net income or profits of any person as non-qualifying income.

        In addition, we may receive origination or commitment fees in connection with lending. We intend to treat commitment fees as qualifying income for purposes of the 75% Gross Income Test and the 95% Gross Income Test. We intend to treat any origination fee as a reduction in the principal balance of the related loan. The IRS could attempt to recharacterize all or a portion of the amounts as fees which would not constitute qualifying income for purpose of either of these tests. In addition, if we sell loans in a manner so that we are considered a dealer, gains derived from those sales would constitute non-qualifying income for purposes of both of the above income tests.

        We intend to maintain our REIT status by carefully monitoring our income, including income from liability hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. We may be unable to comply with some of the REIT Gross Income Tests in some circumstances.

For example, we may not meet the REIT Gross Income Tests if we sell a substantial amount of assets to repay borrowings in the event that other credit is unavailable to us or if we incur an unanticipated decrease in our qualifying income which may result in the non-qualifying income exceeding 5% of gross income. See "Taxation of the Company" below for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code. For purposes of these gross income tests and the asset tests described above, a REIT is deemed to own a share of the income and assets of any partnership of which it is a member. In addition, for purposes of these tests, a REIT is deemed to directly own the income and assets of any qualified REIT subsidiary.

Distribution Requirement

        We must generally distribute to our stockholders an amount equal to at least 90% of our REIT taxable income before deductions of dividends paid and excluding net capital gain. For purposes of this provision, we will be required to demonstrate that our dividend payments, including any dividends associated with our dividend reinvestment plan, are not preferential.

Taxation of the Company

        In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders and qualifies for a dividend paid deduction under the Code. We will, however, be subject to federal income tax at normal corporate income tax rates on any undistributed REIT taxable income or capital gain. Despite our qualification as a REIT, we may also be subject to tax in various other circumstances. For example, if we fail to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintain our qualification as a REIT because other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% Gross Income Test multiplied by REIT taxable income and divided by gross income. We will also be subject to a tax of 100% on net income derived from any "prohibited transaction." Prohibited transaction means a sale or other disposition of property not held for investment and which is not foreclosure property. We intend to carefully monitor the sales of our properties and avoid the application of the tax on prohibited transactions. However, we may not be able to avoid the application of this tax.

        If we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be subject to federal income tax on the income at the highest corporate income tax rate. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (3) any undistributed amount of ordinary and capital gains net income from the preceding taxable year, we would be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year. We may also be subject to the corporate alternative minimum tax, as well as other taxes in various situations not presently contemplated. If we fail to qualify as a REIT in any taxable year, and relief provisions of the Code do not apply, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would they generally be required to be made under the Code. Further, unless entitled to relief under other provisions of the Code, we would also be disqualified from reelecting REIT status for the four taxable years following the taxable year in which we become disqualified.

Taxation of Taxable U.S. Stockholders

        When we use the term "U.S. stockholders," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state of the United States or in the District of Columbia, unless treasury regulations provide otherwise;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to our U.S. stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in one of those months and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31 of the previous year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated as net capital gain dividends will be taxable to our U.S. stockholders as capital gain income. This capital gain income will be taxable to non-corporate U.S. stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of specified capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on the retained capital gains. In this case, our stockholders would generally:

  •
  include their proportionate share of our undistributed net capital gains in their taxable income;

  •
  receive a credit for their proportionate share of the tax paid by us in respect of our net capital gain; and

  •
  increase the adjusted basis of their stock by the difference between the amount of their share of our net capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gains arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

        If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize a gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss on the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

        We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A U.S. stockholder can meet this requirement by providing us with a properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax Exempt Stockholders

        The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax exempt entity. Based on that ruling, provided that a tax exempt stockholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax exempt stockholder. Generally, debt financed property includes property, the acquisition or holding of which is financed through a borrowing by the tax exempt U.S. stockholder. Tax exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to special rules and should consult their own advisors concerning an investment in us.

        Despite the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

  •
  is described in Section 401(a) of the Code; and

  •
  holds more than 10%, by value, of the interests in the REIT.

        Tax exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if

  •
  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the five or fewer rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

  •
  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

  •
  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

  •
  the total gross income of the REIT.

        A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT."

Taxation of Non-U.S. Stockholders

        The rules governing federal income taxation of "non-U.S. stockholders" are complex and no attempt will be made in this prospectus to provide more than a summary of the rules. As used in this prospectus, "non-U.S. stockholders" means beneficial owners of shares of our stock that are not U.S. stockholders.

        Prospective non-U.S. stockholders should consult their tax advisors to determine the impact of foreign, federal, state, and local income tax laws with regard to an investment in our securities and of our election to be taxed as a REIT, including any reporting requirements.

        Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to the distributions, and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (1) a lower treaty rate applies and any required form, like IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the

non-U.S. stockholder with us, or (2) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. stockholders under most treaties.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder's stock, the distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not the distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current accumulated earnings and profits if our stock is not a U.S. real property interest because we are a "domestically controlled REIT" as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sale exchanges of a U.S. real property interest, which includes various interests in real property, but generally does not include mortgage loans or mortgage backed securities, will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution that is designated by us as a U.S. real property capital gains dividend. The amount withheld is creditable against the non-U.S. stockholder's FIRPTA tax liability.

        Gain recognized by a non-U.S. stockholder on a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. stockholders. Because our stock is publicly traded, we can not control whether or not we remain a "domestically controlled REIT." Alternatively, a non-U.S. stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of its stock under FIRPTA if the shares are traded on an established securities market.

        Gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if (1) the non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gains from the sale of the stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to the gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

ERISA CONSIDERATIONS

        The following is a brief summary of material considerations arising under ERISA and the prohibited transaction provisions of Code Section 4975 that may be relevant to a prospective investor which is a qualified plan or holds, directly or indirectly, the assets of a qualified plan. This discussion does not address all aspects of ERISA or Code Section 4975 or, to the extent not preempted, state law that may be relevant to particular employee benefit plan investors in light of their particular circumstances. There could be adverse tax decisions or legislative, regulatory or administrative changes which would significantly modify the statements expressed in this prospectus. Any of these changes may or may not apply to transactions entered into prior to the date of their enactment. You should consult with legal counsel regarding the applicability of ERISA, Code Section 4975 and state and federal law to your particular circumstances and whether this investment is appropriate.

Applicability of ERISA and the Code

        ERISA imposes various fiduciary obligations and prohibited transaction restrictions on employee pension and welfare benefit plans subject to ERISA, which we refer to as "ERISA plans," and various other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general and separate accounts, in which ERISA plans are invested. Section 4975 of the Code imposes substantially similar prohibited transaction restrictions on specified employee benefit plans, including tax-qualified retirement plans described in Section 401(a) of the Code and on IRAs described in Section 408(a) of the Code, which we refer to collectively as "tax-favored plans".

        Various employee benefit plans, such as governmental plans defined in Section 3(32) of ERISA, and, if no election has been made under Section 410(d) of the Code, church plans as defined in Section 3(33) of ERISA, and plans not covering common-law employees, are not subject to the requirements of ERISA or Code Section 4975. Accordingly, the assets of non-ERISA plans may be invested in shares without regard to the ERISA or Code considerations described below. Non-ERISA plans are still subject to the provisions of applicable federal and state law. Any non-ERISA plan which is a qualified retirement plan and exempt from taxation under Sections 401(a) and 501(a) of the Code, however, is subject to the requirements of the prohibited transaction rules contained in Section 503 of the Code.

        Fiduciary Duties and Prohibited Transactions.    Under ERISA, any person who exercises any authority or control in the management or disposition of the assets of an ERISA plan is considered to be a fiduciary of the plan and is subject to the standards of fiduciary conduct imposed by ERISA. These standards require that a fiduciary of an ERISA plan consider, among other things, whether the investment of plan assets: (1) will be in accordance with the documents and instruments governing the plan; (2) will satisfy the general fiduciary requirements of investment prudence and diversification; (3) will result in UBTI to the plan; (4) will provide sufficient liquidity; and (5) is being made for the sole and exclusive benefit of the ERISA plan's participants and beneficiaries. In addition, Section 406 of ERISA and Section 4975 of the Code prohibit a broad range of transactions involving assets of ERISA plans and tax-favored plans and entities whose underlying assets include plan assets by reason of ERISA plans or tax-favored plans investing in those entities and persons who have specified relationships to the benefit plans, referred to as "parties in interest" by ERISA or "disqualified persons" under the Code, unless a statutory or administrative exemption is available. Some parties in interest that participate in a prohibited transaction may be subject to a penalty or an excise tax imposed by Section 502(i) of ERISA or Section 4975 of the Code unless a statutory or administrative exemption is available. Section 502(l) of ERISA requires the Secretary of the U.S. Department of Labor to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA or any other person who knowingly participates in the breach or violation.

        The investment in shares by or on behalf of an employee benefit plan, directly or indirectly, could be considered to give rise to a prohibited transaction if we or any of our affiliates, is or becomes a party in interest or a disqualified person with respect to the employee benefit plan or in the event that shares are purchased in the secondary market by an employee benefit plan from a party in interest or a disqualified person with respect to the plan. We or any of our affiliates may become a party in interest or a disqualified person with respect to an employee benefit plan that acquires shares, directly or indirectly. However, in that case, exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the plan fiduciary making the decision to acquire, hold or transfer a share.

        ERISA and the Code also prohibit parties in interest, including fiduciaries and service providers of an employee benefit plan, from engaging in various acts of self-dealing which are prohibited transactions. To prevent a possible violation of these self-dealing rules, we may not permit the purchase of shares with assets of any employee benefit plan if we:

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  have investment discretion with respect to the assets of the employee benefit plan, or

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  regularly give individualized investment advice which serves as the primary basis for the investment decisions made with respect to the assets of the employee benefit plan.

Annual Valuation

        Fiduciaries of many employee benefit plans are required to determine annually the fair market value of the assets of the plan as of the close of the plan's fiscal year. Although we will provide annually on the written request of a stockholder an estimate of the value of the shares based on, among other things, outstanding mortgage investments, a fair market valuation based on trading will not be possible because there will be no market for the shares. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

        We do not currently anticipate obtaining appraisals for our properties and, accordingly, our estimates should not be viewed as an accurate reflection of the fair market value of our properties, nor will they represent the amount of net proceeds that would result from an immediate sale of our properties. In addition, property values are subject to change and can always decline in the future. For these reasons, our estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their valuation and annual reporting responsibilities. Further:

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  the estimated values we obtain may not actually be realized by us or by our stockholders on liquidation, in part because estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets;

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  our stockholders may not realize these values if they were to attempt to sell their shares; or

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  the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

Plan Assets Generally

        In order to determine whether an investment in our shares by or on behalf of employee benefit plans creates or gives rise to the potential for either prohibited transactions or a commingling of plan assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing employee benefit plans. Various transactions involving the purchase, holding or transfer of shares may be deemed to constitute prohibited transactions if our assets were deemed to be assets of an employee benefit plan. Further, if our assets are deemed to be "plan assets," an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property. Under a regulation issued by the U.S. Department of Labor, our assets would be treated as plan assets of an employee benefit plan for the purposes of the fiduciary obligations and responsibility provisions of ERISA and the Code if the employee benefit plan acquires an "equity interest" in us and none of the exemptions contained in the plan assets regulation is applicable. An equity interest is defined under the plan assets regulation as an interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Whether any particular investment has "substantial equity features" must be determined on a case by case basis.

        Under the plan assets regulation, generally when an employee benefit plan invests in an entity the benefit plan's assets include its investment but do not solely by reason of the investment include any of the underlying assets of the entity. However, in the case of an employee benefit plan's investment in an equity interest of an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the employee benefit plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless an exemption applies. Specifically, the assets of an employee benefit plan will not include an interest in the assets of an entity, like us, where the equity interests of the entity are acquired by the employee benefit plan, if (a) there is insignificant participation – meaning that at no time do employee benefit plans in the aggregate own 25% or more of the value of any class of equity interests in the entity, or (b) the entity is a real estate operating company, or (c) the equity interest is either a "publicly-offered security" that is "widely held," both as defined in the U.S. Department of Labor regulations, or a security issued by an investment company registered under the Investment Company Act. Each of these exemptions from the plan asset regulation is discussed in turn below. However, because the availability of these exemptions depends either on the identity of the investors at any time, or a number of factors and circumstances which we may not be able to control, we may not qualify for any of these exemptions and our assets may constitute a plan asset subject to ERISA's fiduciary obligations and responsibilities. Therefore, neither an employee benefit plan nor an entity which holds "plan assets" by reason of an employee benefit plan's investment should acquire or hold shares in reliance on the availability of any exemption under the plan assets regulation.

        If our assets are deemed to be plan assets under ERISA:

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  our investment will be subject to the prudence standards and other provisions of ERISA applicable to investments by employee benefit plans and their fiduciary obligations would extend to investments made by us;

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  some transactions that we might seek to enter into might constitute prohibited transactions under ERISA and the Code because we would be deemed to be a fiduciary of the employee benefit plans, and therefore possibly subject to civil or criminal penalties under ERISA and the Code; and

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  our audited financial information would have to be reported annually to the U.S. Department of Labor.

        If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not "corrected" in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, we, and possibly other fiduciaries of employee benefit plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in a prohibited transaction, could be required to restore to the employee benefit plan any profits they realized as a result of the transaction or breach, and make good to the employee benefit plan any losses incurred by the employee benefit plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.

        Exemption for Insignificant Participation by Benefit Plans.    This exemption from the plan assets regulation is available if less than 25% of each class of our equity interests are held in the aggregate by employee benefit plans.

        For purposes of this 25% rule, the interests of any person who had discretionary authority or control with respect to our assets, or who provides investment advice for a fee with respect to our assets, or any affiliate of a person who has that authority or control, will be disregarded. We may not always qualify for this exemption. At any given time the applicability of this exemption may change based on the composition of our investors.

        Exemption for a Real Estate Operating Company.    For purposes of this exemption, an entity is a real estate operating company if at least 50% of its assets valued at cost, other than short-term investments pending long-term commitment or distributions to investors, are invested in real estate which is managed or developed and with respect to which the entity has the right substantially to participate directly in the management or development of real estate.

        We understand that it is the U.S. Department of Labor's view that an entity would not be engaged in the management or development of real estate if it merely services mortgages on real estate. Thus, it is unlikely that we would qualify for this exemption from the plan assets regulation as a real estate operating company.

        Exemption for Publicly-Offered Securities.    For purposes of this exemption from the plan assets regulation, a publicly-offered security includes the following.

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  A security that is freely transferable. The plan assets regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the facts and circumstances. The U.S. Department of Labor may not conclude that the shares are freely transferable. For example, our shares are subject to restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that the securities are "freely transferable." The minimum investment in our shares is less than $10,000; thus, the restrictions imposed in order to maintain our status as a REIT should not cause the shares to be deemed not "freely transferable."

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  A security that is widely held. The plan assets regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. We will not complete this offering unless we have at least 100 stockholders.

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  A security that is registered. "Registered Securities" are ones that are part of a class of securities that will be registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold to the employee benefit plan as part of an offering of securities to the public under an effective registration statement under the Securities Act and the class of securities of which the security is a part is registered under the Exchange Act within 120 days, or a later time as may be allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred.

        The shares will be sold as part of an offering of securities to the public registered under the Securities Act, and we will register the shares under the Exchange Act within 120 days, or at a later time as may be allowed by the SEC, after the end of our fiscal year during which the offering of our shares to the public occurred. The shares will not be subject to any restrictions on transfer other than those contained in our Articles of Incorporation intended to preserve our status as a REIT, these regulations and those referenced in the preceding paragraphs. Based on the above, the shares are intended to be publicly-offered securities within the meaning of the plan assets regulation. However, due to the uncertainty of the application of these criteria and the standards by the U.S. Department of Labor, we may not qualify for this exemption.

        Any ERISA plan fiduciary considering whether to purchase shares on behalf of an ERISA plan, benefits plan or with "plan assets" should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code with respect to this investment and the availability of any exemptions. Persons responsible for investing the assets of tax-favored plans that are not ERISA plans should consult with counsel regarding the applicability of the prohibited transaction provisions of the Code and similar state or federal law.

HOW WE PROTECT OUR RIGHTS AS A LENDER

        The following discussion is a summary of legal aspects of mortgage loans. Because this is a summary, it does not contain all the information that may be important to you. Many of the legal aspects of mortgage loans are governed by applicable state laws, which may vary substantially. The following material does not reflect the laws of any particular state, unless specifically indicated.

Overview of Mortgages

        We invest in mortgage loans. In connection with these loans, we receive mortgages or other similar instruments like deeds of trust, granting us rights in the property serving as collateral. Our authority under a mortgage is governed by applicable law and the express provisions of the mortgage.

        Priority of liens on mortgaged property created by mortgages depends on their terms and on the order of filing with a state, county or municipal office, although this priority may be altered by the mortgagee's knowledge of unrecorded liens against the property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Internal Revenue Code provides priority for tax liens over the mortgage.

Foreclosure

        Non-judicial Foreclosure.    If a mortgage loan secured by a deed of trust is in default, we will protect our rights by foreclosing by a non-judicial sale. Deeds of trust differ from mortgages in form, but are in most other ways similar to mortgages. Deeds of trust will contain specific provisions enabling non-judicial foreclosure in addition to those provided for in applicable statutes when any material default by the borrower occurs. Applicable state law controls the extent that we have to give notice to interested parties and the amount of foreclosure expenses and costs, including attorney's fees, which may be paid by a lender and charged to the borrower.

        Judicial Foreclosure.    Foreclosure under mortgage instruments other than deeds of trust is more commonly accomplished by judicial action initiated by the service of legal pleadings. When the mortgagee's right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming. A judicial foreclosure is subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. For this reason, we do not anticipate using judicial foreclosure to protect our rights due to the incremental time and expense involved in these procedures.

        When foreclosing under a mortgage instrument, the sale by the designated official is often a public sale. The willingness of third parties to purchase the property will depend to some extent on the status of the borrower's title, existing redemption rights and the physical condition of the property. It is common for a lender to purchase the property at a public sale where no third party is willing to purchase the property, for an amount equal to the outstanding principal amount of the indebtedness and all accrued and unpaid interest and foreclosure expenses. In this case, the debt owed to the lender will be extinguished. After that, the lender would assume the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. If we foreclose on a property, we expect to obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending on market conditions, the ultimate proceeds of the sale of the property may not equal our investment in the property. A lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings.

        Lenders also need to comply with procedure-related environmental rules and regulations. An increasing number of states require that any environmental hazards be eliminated before a property may be resold. A lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.

        In foreclosure proceedings, courts frequently apply equitable principles, which are designed to relieve the borrower from the legal effects of his immaterial defaults under the loan documents or the exercise of remedies that would otherwise be unjust in light of the default. These equitable principles and remedies may impede our efforts to foreclose.

Environmental Risks

        The property used as collateral may be subject to potential environmental risks. Of particular concern may be those properties which are, or have been, the site of manufacturing, industrial or disposal activity. These environmental risks may give rise to a diminution in value of the property or liability for clean-up costs or other remedial actions. This liability could exceed the value of the real property or the principal balance of the related mortgage loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

        Under the laws of some states, an owner's failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

        The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for clean-up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents.

        For the above reasons, we expect we will require a Phase I Environmental Site Assessment of a property prior to investing in the property.

Second Mortgages; Rights of Senior Mortgages

        We do not presently intend to acquire mortgages that are subordinate to more than one other mortgage. Our rights as a lender or beneficiary under a second mortgage will be subordinate to those of the lender under the senior mortgage, including the prior rights of the senior lender to receive rents, hazard insurance and condemnation proceeds and to cause the property to be sold on default. This can extinguish a second mortgage unless we assert our subordinate interest in foreclosure litigation or satisfy the defaulted senior loan. In many states a junior lender may satisfy a defaulted senior loan in full, or may cure the default and bring the senior loan current and in either case adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, or unless required by state law, a senior lender need not give notice of default to a junior lender.

        The form of mortgage used by many institutional lenders confers on the lender the right both to receive insurance proceeds and condemnation awards. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the first mortgage lender will have the prior right to collect any insurance proceeds payable and any condemnation award of damages and to apply the same to the indebtedness secured by the senior mortgage. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage. The right to insurance proceeds and condemnation awards may be limited, as in cases where the borrower is allowed to use the insurance proceeds and condemnation award to repair the damage unless the security of the lender has been impaired.

        The form of mortgage used by many institutional lenders also contains a "future advance" clause, which provides that additional amounts advanced to or on behalf of the borrower by the lender are to be secured by the mortgage. While this type of clause is valid under the laws of most states, the priority of any advance made under the clause may depend on whether the advance was an "obligatory" or

"optional" advance. If the lender is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage, disregarding the fact that there may be intervening junior mortgages and other liens and disregarding the fact that the lender or beneficiary had actual knowledge of them. Where the lender is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages and other liens, the advance may be subordinate to these intervening junior mortgages and other liens. Priority of advances under a "future advance" clause may also rest on state law giving priority to advances made under the loan agreement up to a "credit limit" amount stated in the recorded mortgage.

        We can also protect ourselves by including provisions obligating the borrower to do the following:

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  pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage,

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  to provide and maintain fire insurance on the property,

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  to maintain and repair the property,

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  and not to commit or permit any waste on the property, and

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  to appear in and defend any action or proceeding purporting to affect the property or the rights of the lender under the mortgage.

        If a borrower fails to perform any of these obligations, we would have the right under the mortgage to perform the obligation, with the borrower agreeing to reimburse us for any sums we expend on their behalf. All sums we expend become part of the indebtedness secured by the mortgage.

Statutory Rights of Redemption

        After a foreclosure sale under a mortgage, the borrower and foreclosed junior lien holders may have a statutory period in which to redeem the property from the foreclosure sale. Redemption may be limited to where the lender receives payment of all or the entire principal balance of the loan, accrued interest and expenses of foreclosure. The statutory right of redemption diminishes the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. One remedy we may have is to avoid a post-sale redemption by waiving our right to a deficiency judgment. Consequently, as noted above, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has expired.

Anti-Deficiency Legislation

        We may acquire interests in mortgage loans which limit our recourse to foreclosure on the property, with no recourse against the borrower's other assets. Even if recourse is available under the terms of the mortgage loan against the borrower's assets in addition to the mortgaged property, we may confront statutory prohibitions which impose prohibitions against or limitations on this recourse. For example, the right of the lender to obtain a deficiency judgment against the borrower may be precluded following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized on the public sale of the property and the amount due to the lender. Other statutes require the lender to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. We may elect, or be deemed to have elected, between exercising our remedies with respect to the property or the deficiency balance. The practical effect of this election requirement is that lenders will usually proceed first against the property rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale.

        In Idaho or Nevada, we can pursue a deficiency judgment against the borrower or a guarantor if the value of the property securing the loan is insufficient to pay back the debt owed to us. In jurisdictions like California, however, if we desire to seek a judgment in court against the borrower for the deficiency balance, we may be required to seek judicial foreclosure and/or have other collateral from the borrower. We would expect this to be a more prolonged procedure, and be subject to most of the delays and expenses that affect other lawsuits.

Bankruptcy Laws

        We may be subject to delays from statutory provisions that afford relief to debtors from our ability to obtain payment of the loan, to realize on collateral and/or to enforce a deficiency judgment. Under the United States Bankruptcy Code of 1978, which we refer to as the Bankruptcy Code, and analogous state laws, foreclosure actions and deficiency judgment proceedings are automatically suspended when a bankruptcy petition is filed, and often no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences in obtaining our remedy can be significant. Also under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of the holder of a second mortgage may prevent the senior lender from taking action to foreclose out the junior lien.

        Under the Bankruptcy Code, the amount and terms of a mortgage on property of the debtor may be modified under equitable principles or otherwise. Under the terms of an approved bankruptcy plan, the court may reduce the outstanding amount of the loan secured by the real property to the then current value of the property in tandem with a corresponding partial reduction of the amount of the lender's security interest. This leaves the lender having the status of a general unsecured creditor for the differences between the property value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which may result from a reduction in the rate of interest, and/or the alteration of the repayment schedule and/or change in the final maturity date. A court may approve a plan, based on the particular facts of the reorganization case that effected the curing of a mortgage loan default by paying arrearage over time. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor to de-accelerate a mortgage loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor's petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.

        In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the borrower under the related mortgage loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends on the facts specific to a particular transaction.

Enforceability of Certain Provisions

        Due-On-Sale Provisions.    Federal law pre-empts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these claims in accordance with their terms. As a result, due-on-sale clauses are enforceable except in those states whose legislatures exercised their limited authority to regulate the enforceability of these clauses. Due-on-sale clauses will not be enforceable in bankruptcy proceedings.

        Acceleration on Default.    We may invest in mortgage loans which contain a "debt-acceleration" clause, which permits us to accelerate the full debt on a monetary or non-monetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after we give appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust. Furthermore, a borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorney's fees incurred by the lender in collecting these defaulted payments.

        State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender's practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. If a borrower under an installment contract has significant equity in the property, a court may apply equitable principles to reform or reinstate the contract or to permit the borrower to share the proceeds on a foreclosure sale of the property if the sale price exceeds the debt.

        Prepayment Provisions.    In the absence of state statutory provisions prohibiting prepayment fees, we expect that the courts will enforce claims requiring prepayment fees. However, in some states prepayment fees may be unenforceable for residential loans or after a mortgage loan has been outstanding for a number of years. Applicable law may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of month's interest on the prepaid amount. We may have to contend with laws that render prepayment provisions on default or other involuntary acceleration of a mortgage loan unenforceable against the mortgagor or trustor. Some state statutory provisions may also treat prepayment fees as usurious if they exceed statutory limits. We anticipate that our loans will not have prepayment provisions.

        Secondary Financing: Due-on-Encumbrance Provisions.    Some mortgage loans may have no restrictions on secondary financing, permitting the borrower to use the mortgaged property as security for one or more additional loans. We are more likely to invest in mortgage loans that permit us, as first lender, to accelerate the maturity of a loan if the borrower grants a second mortgage or in mortgage loans that require our consent to any junior or substitute financing.

        Where a borrower encumbers the mortgaged property with one or more junior liens, the first lender is subjected to the following additional risks:

  •
  the borrower may have difficulty servicing and repaying multiple loans;

  •
  acts of the senior lender which prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender;

  •
  if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the collateral available to the senior lender and can interfere with, delay and even prevent the taking of action by the senior lender.

  •
  the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

        We expect that our loans will prohibit junior mortgages and intend to monitor our loans closely so that we will know when a junior lien holder acquires an interest in the property.

        Applicability of Usury Laws.    State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of points and fees as interest, but may exclude payments in the form of reimbursement of foreclosure expenses or other charges found to be distinct from interest. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled on paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.

        Nevada law does not apply limitations on interest that may be charged on the type of loans that we intend to invest in or purchase. In California, we will only invest in loans that were made through real estate brokers licensed by the California Department of Real Estate. Mortgage loans made or arranged by a licensed real estate broker are exempt from the California usury law provisions that restrict the maximum rate of interest on California loans. All underlying mortgage loans on California property that are invested in or purchased by us will be arranged for us by a licensed California real estate broker.

REPORTS TO STOCKHOLDERS

        Under applicable state guidelines and the undertakings we have made to the Securities and Exchange Commission in our filings, we will be required to deliver various reports to you and make various filings with the SEC. These reports and filings are described in this section.

        Within 75 days after the close of our fiscal year, we will prepare and distribute to you all the information about us you need to prepare your federal income tax return.

        Copies of the financial statements and reports referred to above, other than those delivered for purposes of your income tax return, will be distributed to you within 90 days after the close of each taxable year. The materials delivered to you annually will include:

  •
  audited financial statements: balance sheet, statements of income or loss, stockholders' equity and cash flows;

  •
  a statement as to any transactions between us and our affiliates, and of the fees, commissions, compensation and other benefits paid by us or accrued to our affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the respective services performed; and

  •
  a report identifying dividends from:

  –
  cash flow from operations during that year,

  –
  cash flow from operations of prior years that had been held as reserves,

  –
  proceeds from capital transactions, lease payments on net leases with builders and sellers, and

  –
  reserves from the gross proceeds of the offering originally obtained from our stockholders.

        For as long as the proceeds of this offering are not fully committed or returned to investors, we will prepare a special report containing a statement of the amount of the mortgage loans in which we have invested, the material terms of these loans, the identity of the borrower and the real property securing the mortgage loans and the appraised values of that real property. This report may be included in the quarterly report described above. We will send you copies of the report within 60 days after the end of each quarter. We will not prepare a special report during quarters when there are no mortgage loans or placement or evaluation fees.

PLAN OF DISTRIBUTION

                                                   , our lead selling agent, is offering the shares to the public on a best efforts basis.                                   , is a member of the National Association of Securities Dealers, Inc. In addition, our employees, where they may legally do so, will sell shares directly. They will not receive any compensation for those sales. We will pay a sales commission of 3.5% of the public offering price of the shares                              sells as a fee for selling the shares and for managing any selected dealers.                                      may engage non-affiliated securities brokerage firms that are members of the NASD to act as selected dealers to sell shares to the public. We will pay the selected dealers sales commissions of up to                           % of the gross proceeds of their respective sales of shares. In no event will the maximum compensation to be paid to NASD members in connection with this offering exceed 9.5% of the gross proceeds plus 0.5% for bona fide due diligence expenses.

        We will review subscription applications as they are received. We will indicate our acceptance of your subscription agreement by countersigning it and indicating the number of shares we will issue. We will place all proceeds from the sale of shares in a segregated escrow account until at least 250,000 shares have been sold to non-affiliates. The escrow account will be with US Bank, whose address is                                         .

        If we sell 250,000 shares to non-affiliates on or before March 31, 2003, the escrow account will be closed and the proceeds, after deduction of US Bank's escrow agent fees, together with amounts earned as interest on those proceeds, will be delivered to us and shares will be issued to investors within 5 business days. If we have not sold 250,000 shares to non-affiliates on or before March 31, 2003, US Bank will promptly return to all investors the amounts they have paid to buy shares, with interest. We will then stop selling shares and the subscription agreements will be cancelled, regardless of whether or not previously accepted.

        If we sell 250,000 shares to non-affiliates on or before March 31, 2003, we will continue to sell shares to the public on a continuous best efforts basis through the selling agents, and our officers where permitted, and selected dealers. We will seek to sell a total of 10,000,000 shares for $200,000,000, which includes shares to be issued under our dividend reinvestment plan. In some of the states where the offering will be made, we may not be allowed to extend the offering beyond one year unless we have the permission of the appropriate state agency.

        As there is no established public trading market and no comparable securities for reference purposes, our share price was determined arbitrarily by us.

        If you want to purchase shares, you should complete a copy of the subscription agreement, which will be provided to you by the person or the securities dealer that offered you the shares. You should return the subscription agreement and full payment for the shares being purchased to that dealer, who will tell you whether to make your payment to "US Bank, as Escrow Agent" or, to "Cornerstone Income Fund, Inc." You may obtain additional copies of the subscription agreement from                                      (underwriter), whose address is                                     , and phone number is                                            .

        By submitting the signed subscription agreement with payment for the purchase of shares, you represent and warrant that you meet the relevant standards specified in the subscription agreement and are eligible to purchase shares.

        Neither                                          nor any other securities brokerage firm will permit sales to discretionary accounts without prior specific written approval of the owner of the account.

LEGAL MATTERS

        The validity of the shares being offered in this prospectus and various tax matters related to us described under the heading "FEDERAL INCOME TAX CONSIDERATIONS" has been passed on for us by the national law firm of Kutak Rock LLP, Denver, Colorado.

EXPERTS

        Moss Adams LLP has audited our financial statements for the period from inception on August 19, 2002, through August 19, 2002. These financial statements are included in this prospectus and in the registration statement of which this prospectus forms a part. Moss Adams report has been included here and elsewhere in this prospectus in reliance on Moss Adams as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus does not contain all the information included in the registration statement and its accompanying exhibits, which we have filed with the Securities and Exchange Commission. In addition, we will become subject to the reporting requirements of the Securities and Exchange Act of 1934, and, consequently, will file annual and quarterly reports and other information with the SEC. Copies of the registration statement and all of its amendments and all other reports and information filed by us with the SEC can be inspected and copied at the public reference facilities (phone number (800) SEC-0330) maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements and other information for registrants that file electronically with the SEC. The address of this site is http://www.sec.gov.

        As required by the SEC in connection with real estate related offerings on Form S-11, we have also undertaken to provide you directly with the financial statements required by Form 10-K for our first full year of operations and to file with the SEC "sticker supplements" to this prospectus during the distribution period.

        You will also be able to review our filings on Form 10-Q that we will file after the end of the distribution period. This report will contain additional financial statements and information required under the Securities Exchange Act for purchases made after the end of the distribution period involving the use of 10 percent or more, on a cumulative basis, of the net proceeds of the offering. We will also provide the information contained in this report to the members at least once each quarter after the distribution period of the offering has ended until all of the offering proceeds have been invested.

        We will be distributing sales literature in connection with this offering. This literature may include information presented through seminars, brochures and promotional literature disseminated through print and broadcast media. This literature may be disseminated by us directly or through the selling agents.

CORNERSTONE INCOME FUND, INC.
(A DEVELOPMENT STAGE COMPANY)

INDEPENDENT AUDITOR'S REPORT
and
FINANCIAL STATEMENTS

AUGUST 19, 2002 (DATE OF INCEPTION)
THROUGH AUGUST 21, 2002

TABLE OF CONTENTS

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS
Balance sheet	F-2
Statement of income	F-3
Statement of stockholders' equity	F-4
Note to financial statements	F-5-6

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Cornerstone Income Fund, Inc.

        We have audited the accompanying balance sheet of Cornerstone Income Fund, Inc. (a development stage company) as of August 21, 2002, and the related statements of income and stockholders' equity for the period from August 19, 2002 (date of inception), through August 21, 2002. These financial statements are the responsibility of the Company's management and Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Income Fund, Inc. as of August 21, 2002, in conformity with auditing standards generally accepted in the United States of America.

/S/ MOSS ADAMS LLP
Spokane, Washington August 22, 2002

CORNERSTONE INCOME FUND, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

August 21, 2002
ASSETS
Cash	$2,000

TOTAL ASSETS	$2,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$—
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 425,000,000 shares authorized; 100 shares issued and outstanding at August 21, 2002	1
Additional paid-in capital	1,999

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,000

See accompanying notes.

CORNERSTONE INCOME FUND, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF INCOME

For the period from August 19, 2002 (date of inception), through August 21, 2002
Total revenue	$—
Total expense	—

NET INCOME	$—

See accompanying notes.

CORNERSTONE INCOME FUND, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' EQUITY

For the period from August 19, 2002 (date of inception), through August 21, 2002
Inception, August 19, 2002	$—
Issuance of 100 shares	2,000

STOCKHOLDERS' EQUITY AT END OF PERIOD	$2,000

See accompanying notes.

CORNERSTONE INCOME FUND, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTE TO FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Organization:

        Cornerstone Income Fund, Inc., a Maryland Corporation (the Company), is a development stage company primarily engaged in business as a mortgage lender to make and purchase first, second, wraparound, participating, and construction mortgage investments secured by deeds of trust and mortgages on real estate. The Company is a self-administering real estate investment trust or REIT.

Management estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for loan losses:

        Originated commercial loans are individually monitored for impairments. When a loan has been identified as impaired, the allowance for loss is established based on the estimated fair value, less estimated liquidation expenses, of the collateral compared to the carrying value of the receivable. If the estimated fair value of the collateral is less than the carrying value, an allowance for loss is recognized. Additionally, the Company establishes an allowance for losses based on the degree of anticipated losses that are inherent in the commercial loan portfolio at the balance sheet date.

        It is the Company's policy that fully collectable loans accrue interest. Loans that are not collectable will be placed on a nonaccrual status. Placing the loan on nonaccrual does not diminish the Company's claim against the borrower. A loan will be placed on nonaccrual when the collection of all the principal and all the interest is deemed unlikely to be collected. A loan will be placed on nonaccrual when the principal or the interest is 90 days or more past due, unless the loan is adequately secured and in the process of collection. If the loan is adequately secured and in the process of collection, it may continue to accrue interest despite its past due status.

Income taxes:

        The Company plans to operate so as to qualify as a REIT under the requirements of the Internal Revenue Code (the Code). Requirements for qualification as a REIT include various restrictions on ownership of the Company's stock, requirements concerning distribution of taxable income, and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 90% of its taxable income to its stockholders, of which 85% must be distributed within the taxable year in order to avoid the imposition of an excise tax, and the remaining balance may extend until timely filing of its tax return in its subsequent taxable year. Qualifying distributions of its taxable income are deductible by the REIT in computing its taxable income. If in any tax year, the Company should not qualify as a REIT, it would be taxed as a corporation, and distributions to the stockholders would not be deductible in computing taxable income.

Revenue recognition:

        Interest is recognized as revenue when earned according to the terms of the loan.

Loans secured by trust deeds:

        Loans will be recorded at the lower of cost or market. Interest income on loans will be accrued by the simple interest method. The Company will not recognize interest income on loans once they are determined to be impaired until the interest is collected in cash. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement and a specific reserve has been recorded. Cash receipts will be allocated to interest income, except when such payments are specifically designated as principal reduction or when management does not believe the Company's investment in the loan is fully recoverable.

Dividends:

        The Company intends to pay dividends on a monthly basis. Dividends will be paid to investors who are stockholders as of the record dates selected by the Board of Directors. Dividends will be declared at the discretion of the Board of Directors, in accordance with earnings, cash flow, and general financial condition.

        You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell these securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Until            , 2002 (25 days after the date of this prospectus), all dealers effecting transactions in the preferred stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Up to $200,000,000

Cornerstone Income Fund, Inc.

[LOGO]

Common Stock

PROSPECTUS

                        , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The expenses incurred and estimated to be incurred in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee	$18,400
National Association of Securities Dealers, Inc. Filing Fee	$20,500
Blue Sky Fees*	$30,000
Accounting Fees and Expenses*	$10,000
Legal Fees and Expenses*	$80,000
Printing Fees and Expenses*	$50,000
Miscellaneous*	$1,100

Total	$210,000

*
Estimated.

Item 32. Sales to Special Parties. Not applicable.

Item 33. Recent Sales of Unregistered Securities.

        On August 19, 2001, in connection with the Registrant's incorporation, the Registrant issued 100 shares of common stock, par value $0.01 per share, to David L. Guthrie, at a purchase price of $20.00 per share. These shares represent all of the Registrant's issued and outstanding common stock. These sales and issuances of securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering. Exemption from the registration provisions of the Securities Act of 1933 is claimed on the basis that the purchasers represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such transactions did not involve any public offering and the purchasers were sophisticated and had adequate access to information about us through their relationship with us. There were no underwriters employed in connection with the transaction set forth above.

Item 34. Indemnification of Directors and Officers.

        The MCGL permits a Maryland corporation to include in its Articles of Incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Subject to the conditions set forth below, the Registrant's Articles of Incorporation provide that the Registrant shall indemnify and hold harmless a Director or Officer against any and all losses or liabilities reasonably incurred by such person in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Registrant in such capacity.

        Under the Registrant's Articles of Incorporation, the Registrant shall not indemnify its Directors or Officers for any liability or loss suffered by the Directors or Officers, nor shall it provide that the Directors or Officers be held harmless for any loss or liability suffered by the Registrant, unless all of the following conditions are met: (i) the Directors or Officers have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Registrant; (ii) the Directors or Officers were acting on behalf of or performing services of the Registrant (iii) such liability or loss was not the result of negligence or misconduct by the Directors or Officers (or gross negligence or willful misconduct by an Independent Director); and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Registrant's net assets and not from stockholders. Notwithstanding the foregoing, the Directors or Officers and any persons acting as a broker-dealer shall not be indemnified by the Registrant for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violations of securities laws.

        The Articles of Incorporation provide that the advancement of funds to the Directors or Officers for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Registrant; (ii) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the Directors or Officers undertake to repay the advanced funds to the Registrant together with the applicable legal rate of interest thereon, in cases in which such Directors or Officers are found not to be entitled to indemnification.

        The MGCL requires a Maryland corporation (unless its Articles of Incorporation provide otherwise, which the Registrant's Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Registrant's Articles of Incorporation or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

        The Registrant also intends to purchase and maintain insurance on behalf of all of its Directors and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered. Not applicable

Item 36. Financial Statements and Exhibits.

  (a)
  Financial Statements: See "Index to Financial Statements" and the financial statements appearing thereafter in Part I of this registration statement.

  (b)
  Exhibits:

1.1	Dealer Manager Agreement.*
1.2	Selected Dealer Agreement.*
1.3	Escrow Agreement.*
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Form of Common Stock Certificate.
5.1	Opinion of Kutak Rock LLP regarding legality of the securities to be registered.*
8.1	Opinion of Kutak Rock LLP regarding federal income tax matters.*
23.1	Consent of Moss Adams LLP, Independent Accountants
23.2	Consent of Kutak Rock, LLP (contained in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (incorporated herein by reference to page II-4 to the registration statement).
99.1	Form of Subscription Agreement.

*
To be filed by amendment.

Item 37. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  to include therein any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in any such prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

  (2)
  For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  That all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities and Exchange Commission in effect at the time such post-effective amendments are filed.

  (5)
  To remove from regulation by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (6)
  To send to each stockholder at least on an annual basis a detailed statement of any transactions with the Registrant's affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

  (7)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8)
  To provide to the stockholders the financial statements required by Form 10-K for the first full year of operations of the registrant.

  (9)
  To file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

  (10)
  To file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the members at least once each quarter after the distribution period of the offering has ended.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spokane, Washington, on August 23, 2002.

CORNERSTONE INCOME FUND, INC.
By:	/s/ David L. Guthrie
David L Guthrie, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint David L. Guthrie their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Guthrie David L. Guthrie	Chairman of the Board and Chief Executive Officer	August 23, 2002
/s/ John Lloyd John Lloyd	President, Chief Operating Officer and Director	August 23, 2002
/s/ Donald J. Migliuri Donald J. Migliuri	Chief Financial Officer, Secretary and Director	August 23, 2002
/s/ William L. Jenkins William L. Jenkins	Executive Vice President (Principal Accounting Officer) and Director	August 23, 2002

Exhibit No.	Description
1.1	Dealer Manager Agreement.*
1.2	Selected Dealer Agreement.*
1.3	Escrow Agreement.*
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Form of Common Stock Certificate.
5.1	Opinion of Kutak Rock LLP regarding legality of the securities to be registered.*
8.1	Opinion of Kutak Rock LLP regarding federal income tax matters.*
23.1	Consent of Moss Adams LLP, Independent Accountants
23.2	Consent of Kutak Rock, LLP (contained in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (incorporated herein by reference to page II-4 to the registration statement).
99.1	Form of Subscription Agreement.

*
To be filed by amendment.

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NOTICE TO CALIFORNIA RESIDENTS
SUMMARY
Cornerstone Income Fund, Inc.
The Offering
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
INVESTOR SUITABILITY STANDARDS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP
CONFLICTS OF INTERESTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF CAPITAL STOCK
FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
HOW WE PROTECT OUR RIGHTS AS A LENDER
REPORTS TO STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CORNERSTONE INCOME FUND, INC. (A DEVELOPMENT STAGE COMPANY) INDEPENDENT AUDITOR'S REPORT and FINANCIAL STATEMENTS AUGUST 19, 2002 (DATE OF INCEPTION) THROUGH AUGUST 21, 2002
CORNERSTONE INCOME FUND, INC. (A DEVELOPMENT STAGE COMPANY) BALANCE SHEET
CORNERSTONE INCOME FUND, INC. (A DEVELOPMENT STAGE COMPANY) STATEMENT OF INCOME
CORNERSTONE INCOME FUND, INC. (A DEVELOPMENT STAGE COMPANY) STATEMENT OF STOCKHOLDERS' EQUITY
CORNERSTONE INCOME FUND, INC. (A DEVELOPMENT STAGE COMPANY) NOTE TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution .
  Item 32. Sales to Special Parties. Not applicable.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered. Not applicable
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
POWER OF ATTORNEY